                                                                   EXHIBIT 10.29


                           DATED 22ND OCTOBER, 1999


                          FUISZ INTERNATIONAL LIMITED
                                  (as Seller)

                                      and

                            FUISZ TECHNOLOGIES LTD.

                                      and

                         SHIRE HOLDINGS EUROPE LIMITED
                                 (as Purchaser)



          __________________________________________________________
                           SHARE PURCHASE AGREEMENT
                                  RELATING TO
               LABORATOIRES MURAT SA, FUISZ PHARMA GMBH & CO. KG
                         AND ISTORIA FARMACEUTICI SPA
          ___________________________________________________________


                               Slaughter and May
                             35 Basinghall Street
                               London  EC2V 5DB
                                  (RCS/AJYT)

                                   CONTENTS

                                                                      Page
1.   Interpretation                                                      1

2.   Sale and Purchase                                                  11

3.   Consideration                                                      12

4.   Completion                                                         12

5.   Italian Completion                                                 13

6.   Conduct of the Istoria Business                                    15

7.   Access to Istoria                                                  15

8.   Warranties and Covenants of the Seller and Fuisz Technologies      16

9.   Purchaser's Remedies and Seller's Limitations on Liability         20

10.  Restrictions on Seller's Business Activities                       21

11.  Provision of Business Information                                  22

12.  Effect of Completion and Italian Completion                        23

13.  Remedies and Waivers                                               23

14.  Assignment                                                         24

15.  Further Assurance                                                  24

16.  Invalidity                                                         24

17.  Time of essence                                                    24

18.  Entire Agreement                                                   25

19.  Notices                                                            25

20.  Announcements                                                      27

21.  Confidentiality                                                    27

22.  Costs and Expenses                                                 28

23.  Counterparts                                                       28

24.  Choice of Governing Law                                            28

25.  Jurisdiction                                                       29

26.  Agent for Service                                                  29



                                   SCHEDULES

                                                                      Page

Schedule 1  (Completion Arrangements)                                   30

Schedule 2  (Warranties)                                                36

Schedule 3  (Seller's Limitations on Liability)                         58

Schedule 4  (Ownership of the Shares)                                   65

Schedule 5  (Basic Information about the Companies)                     67

Schedule 6  (Properties)                                                76

Schedule 7  (Intellectual Property)                                     81

                                  ATTACHMENTS


Attachment 1 Accounts

Attachment 2 Interim Accounts

Attachment 3 Management Accounts

Attachment 4 Management Presentations

THIS AGREEMENT is made on 22nd October, 1999

BETWEEN:-

1. FUISZ INTERNATIONAL LIMITED whose principal place of business is at 26 Windsor Place, Dublin 2, Ireland (registered in Ireland) (the "Seller");

2. FUISZ TECHNOLOGIES LTD. whose principal place of business is at 14555 Avion at Lakeside, Chantilly, Virginia 20151, USA (registered in Delaware) ("Fuisz Technologies"); and

3. SHIRE HOLDINGS EUROPE LIMITED whose registered office is at East Anton, Andover, Hampshire SP10 5RG, England (registered in England and Wales) (the "Purchaser").

WHEREAS:-

(A)  Particulars of the Companies (as defined in this agreement) are set out in
     Schedule 5 (Basic Information about the Companies).
     ----------

(B) The Seller and Fuisz Technologies have agreed to sell and procure the sale by the Other Sellers and the Purchaser has agreed to purchase the Murat Shares (as defined in this agreement) on the terms and subject to the conditions of this agreement.

(C) The Seller has agreed to sell and procure the sale by the Other Sellers and the Purchaser has agreed to purchase the Pharma Shares (as defined in this agreement) on the terms and subject to the conditions of this agreement.

(D) The Seller has agreed to sell and procure the sale by the Other Sellers and the Purchaser has agreed to purchase the Istoria Shares (as defined in this agreement) on the terms and subject to the conditions of this agreement.

NOW IT IS HEREBY AGREED as follows:-

1.   Interpretation

1.1  In this agreement and the Schedules to it:-

"Accounts"                                   means the reviewed financial statements of the Companies, prepared in accordance with generally accepted accounting principles in the relevant jurisdiction, for the accounting reference period ended on the Accounts Date set out as Attachment 1;


"Accounts Date"                              means 31st December, 1998;

"Agreed Form"                                means in relation to any document such document in the form initialled for the purposes of identification only by the
                                             Purchaser's Solicitors and the Seller's Solicitors;

"Agreed Rate"                                means two per cent. above the base rate from time to time of
                                             Barclays Bank PLC;

"Assurance"                                  means any warranty, representation, statement, assurance,
                                             covenant, agreement, undertaking, indemnity or commitment of any nature whatsoever;

"Beteiligungs"                               means Fuisz Pharma Beteiligungs GmbH, basic information concerning which is set out in Schedule 5 (Basic Information about the
                                                                 ----------
                                             Companies);

"Beteiligungs Shares"                        means all the issued shares in the capital of Beteiligungs;

"Books and Records"                          has its common law meaning and includes, without limitation, all notices, correspondence, orders, inquiries, drawings, plans, books of account and other documents and all computer disks or tapes or other machine legible programs or other records;

"Business Day"                               means a day (other than a Saturday or a Sunday) on which banks are open for business (other than solely for trading and settlement in euro) in London and New York;

"Business Information"                       means all information, know-how and records (whether or not confidential and in whatever form held) including (without limitation) all formulas, designs, specifications, drawings, data, manuals and instructions and all customer lists, sales
                                             information, business plans and forecasts, and all technical or other expertise and all computer software and all accounting and tax records, correspondence, orders and inquiries and all data and submissions to relevant governmental bodies;


"Companies"                                  means Beteiligungs, Holding, Istoria, Murat and Pharma and references to a "Company" shall mean any of them;

"Completion"                                 means completion of the sale and purchase of the Murat Shares and the Pharma Shares under this agreement;

"Completion Date"                            means, in respect of the Murat Shares and the Pharma Shares, the date of this agreement;

"Completion Net Cash Assets"                 means, in respect of all of the Companies on an aggregate basis, the sum of cash and debtors less creditors and accruals (other than the Shareholder's Loans) as at the Completion Date or the
                                             Italian Completion Date (in respect of Istoria only) in each case calculated using the same bases and policies of accounting as used in the Accounts;

"Confidential Business Information"          means Business Information which is confidential or not generally known;

"Consideration"                              has the meaning given in clause 3 (Consideration);
                                                                      --------

"Consideration Price"                        means US$28,700,000;

"Assignment agreements"                      means the assignment agreements of even date (and the French version thereof) in the Agreed Form between Fuisz Technologies and the Purchaser relating to the trademark 'CEBUTID' and the
                                             trademark 'CEBUTIN';

"Disclosure Letter"                          means the letter of even date written by the Sellers to the
                                             Purchaser for the purposes of sub-clause 9.2 (Purchaser's Remedies
                                                                           --------------
                                             and Seller's Limitations on Liability) in the Agreed Form;

"Escrow Letter"                              means the escrow letter of even date relating to the Italian
                                             Consideration;


"Event"                                      includes (without limitation) any transaction, action or omission, any change in the residence of any person for the purposes of any
                                             Tax, the death of any person, and a failure to take any action which would avoid an apportionment or deemed distribution of income and shall also include Completion;

"Exclusive Knoll Supply Agreement"           means the exclusive supply agreement dated 24th November, 1997 between Fuisz Holdings and Laboratoires Knoll France;

"FRF"                                        means francs, the lawful currency of France;

"Fuisz Holdings"                             means Fuisz International Holdings Limited;

"Holding"                                    means Fuisz Technologies Holding GmbH, basic information
                                             concerning which is set out in Schedule 5 (Basic Information about
                                                                            ----------
                                             the Companies);

"Holding Shares"                             means all the issued shares in the capital of Holding;

"HSE Laws"                                   means all applicable statutes and subordinate legislation and other laws, codes, industry agreements, guidance notes or codes of conduct insofar as they are of a mandatory effect and are in force at the date of this agreement and relate to or apply to HSE
                                             Matters from time to time;

"HSE Matters"                                means   matters relating to occupational health and safety or the
                                             environment;

"HSE Permits"                                means:

                                             (a)  any permit, licence, consent or authorisation; and

                                             (b)  any exemption where such exemption is required to be notified to or registered by a regulatory authority,

                                             necessary in relation to HSE matters or the Properties;


"Information Technology"                     has the meaning given in paragraph 32.1 of Schedule 2 (Warranties);
                                                                      --------------    ----------

"Intellectual Property"                      means patents, trade marks and service marks, rights in designs, trade or business names, copyrights (including, without
                                             limitation, rights in computer software), database rights and topography rights (whether or not any of these is registered and including applications for registration of any such thing), internet domain rights and rights under licences and consents in relation to any such thing and all rights or forms of protection of a similar nature or having equivalent or similar effect to any of these which may subsist anywhere in the world;

"Interim Accounts"                           means the unaudited accounts of each Company as at or for the six month period ended 30th June, 1999 set out as Attachment 2;

"Istoria"                                    means Istoria Farmaceutici SpA, basic information concerning which is set out in Schedule 5 (Basic Information about the Companies);
                                                           ----------

"Istoria Business"                           means the business and undertaking of Istoria as carried on immediately prior to the date of this agreement;

"Istoria Meetings"                           means the extraordinary and ordinary meetings of the shareholders of Istoria convened by the Istoria Notice to be held on 17th
                                             November, 1999;

"Istoria Shares"                             means all the issued shares in the capital of Istoria;

"Istoria Notice"                             means the notice of an extraordinary and ordinary shareholders'
                                             meeting of Istoria in the Agreed Form;

"Istoria Termination Agreement"              means the termination agreement in the Agreed Form between Istoria and Fuisz Technologies relating to the provision of management services by Fuisz Technologies;

"Italian Completion"                         means completion of the sale and purchase of the Istoria Shares under this agreement;


"Italian Completion Date"                    means the date in which the Italian Completion takes place;

"Italian Consideration"                      means US$6,365,000 (to be held in accordance with and subject to the terms of the Escrow Letter);

"Knoll Deed of Assignment"                   means the agreement dated 16th December, 1997 between Fuisz
                                             Technologies and Knoll AG in respect of the assignment of the trademark 'CEBUTID' and the trademark 'CEBUTIN';

"Knoll Pledge"                               means the pledge granted by Fuisz Technologies to Knoll AG on 18th
                                             December, 1997 in respect of the Knoll Deed of Assignment;

"Knoll Supply Agreement"                     means the supply agreement dated 24th November, 1997 between Fuisz
                                             Holdings and Knoll AG;

"Management Accounts"                        means the monthly unaudited management accounts  of each Company as at or for the month ended 31st August, 1999 set out as
                                             Attachment 3;

"Management Presentations"                   means the presentations by the senior management of Murat, Pharma and Istoria to the Purchaser set out as Attachment 4;

"Marketing Authorisations"                   means those marketing authorisations relating to medicinal and pharmaceutical products supplied by or on behalf of the Companies and which are Required for the Business;

"Material Contract"                          has the meaning given in paragraph 14.1 of Schedule 2 (Warranties);
                                                                                        ----------

"Murat"                                      means Laboratoires Murat SA, basic information concerning which is set out in Schedule 5 (Basic Information about the Companies);
                                                        ----------

"Murat Minutes"                              means minutes of the combined meeting of the shareholders of Murat to be held pursuant to the Murat Notice, duly signed by the chairman of the meeting;

"Murat Notice"                               means the notice of a meeting of the shareholders of Murat in the
                                             Agreed Form;


"Murat Pledges"                              means the pledges over the assets and undertakings of Murat granted to Banque Regionale de l'Ouest for FRF 1,353,205 on 12th
                                             April, 1994 and FRF 1,200,000 on 11th August, 1995 respectively and to Union de Banques a Paris for FRF 720,000 on 15th November,
                                             1996, basic information concerning which is set out in Schedule 5
                                                                                                    ----------
                                             (Basic Information about the Companies);

"Murat Shares"                               means all the issued shares in the capital of Murat;

"Murat Termination Agreement"                means the termination agreement of even date in the Agreed Form between Murat and Fuisz Holdings relating to the termination of:

                                             (a)  the provision of management services by Fuisz Holdings;

                                             (b)  the secondment agreement ("contrat de mise a disposition")
                                                  relating to Paul Kennedy dated 1st April, 1997; and

                                             (c)  the secondment agreement ("contrat de mise a disposition")
                                                  relating to  Daniel Kirchherr dated 5th August, 1997;

"Other Sellers"                              means the persons whose names and addresses are set out in
                                             Schedule 4 (Ownership of the Shares), and "Other Seller" shall mean any of them;

"Pharma"                                     means Fuisz Pharma GmbH & Co. KG, basic information concerning which is set out in Schedule 5 (Basic Information about the
                                                                 ----------
                                             Companies);

"Pharma Shares"                              means all the issued shares in the capital of both of Beteiligungs and Holding;

"Pharma Termination Agreement"               means the termination agreement of even date in the Agreed Form between Pharma and Fuisz Technologies relating to the termination of the provision of management services by Fuisz Technologies;


"Pledge Novation Agreement"                  means the Novation Agreement of even date in the Agreed Form between Fuisz Holdings, Knoll AG, Murat and the Purchaser in respect of, inter alia, the novation of the rights, obligations and liabilities of Fuisz Holdings under the Knoll Supply Agreement and the Knoll Pledge;

"Proceedings"                                means any proceeding, suit or action arising out of or in
                                             connection with this agreement;

"Property"                                   means the property listed in Schedule 6 (Properties);
                                                                          ----------

"Purchaser's Solicitors"                     means Slaughter and May of 35 Basinghall Street, London EC2V 5DB;

"Required for the Business"                  has the meaning given in clause 11 (Provision of Business
                                                                      ---------
                                             Information);

"Retained Group"                             means the Seller, any company controlled by the Seller, any company controlling the Seller and any company which, together with the Seller, is under the common control of another company
                                             (except in any such case the Companies other than Istoria prior to
                                             Italian Completion);

"Seller's Solicitors"                        means Gibson, Dunn & Crutcher LLP of 30/35 Pall Mall, London SW1Y
                                             5LP or Nabarro Nathanson of 50 Stratton Street, London W1X 6NX;

"Service Document"                           means a claim form, order or judgment issued out of the courts of
                                             England and Wales/document relating to or in connection with any
                                             Proceedings;

"Share Purchase Documents"                   has the meaning given in sub-clause 18.2 (Entire Agreement);
                                                                      ---------------


"Shareholder's Loans"                        means:

                                             (a)  US$14,403,242, being the aggregate of the outstanding indebtedness due from Holding pursuant to a 10 year
                                                  interest-bearing loan granted by Fuisz Technologies on 12th
                                                  February, 1998; and

                                             (b)  US$2,500,000, being the aggregate of a line of credit equal to US$2,117,011.90 and a loan equal to US$382,988.10, due from
                                                  Murat to Fuisz Holdings pursuant to agreements dated 22nd June,
                                                  1998;

"Shares"                                     means all the issued shares in the capital of each of the
                                             Companies;

"Supply Novation Agreement"                  means the novation agreement of even date in the Agreed Form between Fuisz Holdings, Laboratoires  Knoll France and Murat in
                                             respect of the novation of the rights, obligations and liabilities of Fuisz Holdings under the Exclusive Knoll Supply Agreement;

"Tax Warranties"                             means those warranties set out in paragraphs 35 to 48 (inclusive)
                                             of Schedule 2 (Warranties);
                                                ----------
"Tax/tax" or "Taxation"                      means and includes all forms of taxation and statutory,
                                             governmental, supra-governmental, state, principal, local
                                             governmental or municipal impositions, duties, contributions and levies, in each case whether of the United Kingdom or elsewhere and whenever imposed, and all penalties, charges and interest relating thereto and without limitation all employment taxes and any deductions or withholdings in respect of Tax;

"VAT"                                        means any tax imposed by a member state of the European Union pursuant to the Sixth Council Directive of the European
                                             Communities;


"Warranties"                                 means the warranties set out in Schedule 2 (Warranties) given by
                                                                             ----------
                                             the Seller and Fuisz Technologies and any other representations or warranties made by the Seller and Fuisz Technologies or either of them in this agreement and "Warranty" shall be construed
                                             accordingly;

"Working Hours"                              means 9.00 a.m. to 5.00 p.m. on a Business Day; and

"Year 2000 Compliant"                        has the meaning given in paragraph 32.5 of Schedule 2 (Warranties)
                                                                      --------------    ----------
                                             and "Year 2000 Compliance" shall be construed accordingly.

1.2  In this agreement, unless otherwise specified:-

     (A) references to clauses, sub-clauses, paragraphs and Schedules are to clauses, sub-clauses and paragraphs of, and Schedules to, this agreement;

     (B) a reference to any statute or statutory provision shall be construed as a reference to the same as it may have been, or may from time to time be, amended, modified or re-enacted;

     (C) references to a "company" shall be construed so as to include any company, corporation or other body corporate, wherever and however incorporated or established;

     (D) references to a "person" shall be construed so as to include any individual, firm, company, government, state or agency of a state or any joint venture, association or partnership (whether or not having separate legal personality);

     (E) references to "indemnify" and "indemnifying" any person against any circumstance include indemnifying and keeping him harmless from all actions, claims and proceedings from time to time made against that person and all loss or damage and all reasonable payments, costs or expenses (including legal expenses) properly made or incurred by that person in each case as a consequence of or which would not have arisen but for that circumstance;

     (F) references to writing shall include any modes of reproducing words in a legible and non-transitory form;

     (G) references to times of the day are to London time;

     (H) headings to clauses and Schedules are for convenience only and do not affect the interpretation of this agreement;

     (I) the Schedules (and the attachments) form part of this agreement and shall have the same force and effect as if expressly set out in the body of this agreement, and any reference to this agreement shall include the Schedules; and

     (J) references to the knowledge, information, belief or awareness of any person shall be treated as including any knowledge, information, belief or awareness which the person would have if the person made all due and careful enquiries of:

         (i) in the case of Murat, F. Paul Kennedy, Richard Carl Fuisz and Vincent Lucet;

         (ii) in the case of Beteiligungs, Stephen H. Willard, F. Paul Kennedy and Andreas Sander;

         (iii) in the case of Holding, Stephen H. Willard and F. Paul Kennedy;

         (iv) in the case of Istoria, Richard Carl Fuisz, Stephen H. Willard and Luigi Contin; and

         (v) in the case of Pharma, F. Paul Kennedy, Stephen H. Willard and Andreas Sander.

1.3 Save as otherwise set out in this agreement, where this agreement requires any of the Other Sellers to perform any act, execute any document or provide any confirmation, the Seller and Fuisz Technologies agree that they shall procure that the Other Sellers shall perform such act, execute such document or provide such confirmation and shall be liable for any failure by any of the Other Sellers to carry out such actions.

2.   Sale and Purchase

2.1 Save as otherwise set out in this agreement, each of the Seller, Fuisz Technologies and the Other Sellers shall sell or procure the sale of those Shares set opposite its name in Schedule 4 (Ownership of the Shares) and
                                     ----------
     the Purchaser shall purchase the Shares with all rights attached or accruing to them at Completion or Italian Completion, as the case may be.

2.2 The Seller, Fuisz Technologies and the Other Sellers have the right to transfer legal and beneficial title to the Shares.

2.3 The Shares shall be free from all charges and encumbrances and from all other rights exercisable by or claims of third parties whatsoever.

2.4 The Purchaser shall be entitled to exercise all rights attached or accruing to the Shares including, without limitation, the right to receive all dividends, distributions or any return of capital declared, paid or made by the Companies on or after Completion or Italian Completion (in the case of the Istoria Shares).

2.5 Each of the Seller and Fuisz Technologies waive and shall procure that the Other Sellers waive all rights of pre-emption over any of the Shares conferred upon him by the articles of association (or equivalent constitutional documents) of the Companies or in any other way and undertakes to take all steps necessary to ensure that any rights of pre-emption over any of the Shares are waived.

3.   Consideration

     The total consideration for the sale of the Shares (the "Consideration") shall be the payment by the Purchaser to the Seller of an amount equal to the Consideration Price, less the amount of the Shareholder's Loans which the Purchaser shall procure the payment of in accordance with sub-clause
                                                                   ----------
     4.4 (Completion).
     ---

4.   Completion

4.1 Completion shall take place immediately after signature of this agreement at the offices of the Purchaser's Solicitors in Paris or such other place as may be agreed between the Seller and the Purchaser in respect of any step set out in Schedule 1 (Completion Arrangements).
                     ----------

4.2 At or before Completion the Seller and Fuisz Technologies shall do those things listed in Part A of Schedule 1 (Completion Arrangements), the Other
                      ------    ----------
     Sellers shall do those things listed in Part B of Schedule 1 (Completion
                                             ------    ----------
     Arrangements) and the Purchaser shall do those things listed in Part C of
                                                                     ------
     Schedule 1 (Completion Arrangements).  For the avoidance of doubt, the
     ----------
     parties acknowledge that certain agreed steps set out in Schedule 1
                                                              ----------
     (Completion Arrangements) have been performed prior to the date of this agreement and that such steps do not need to be repeated at Completion.

4.3 The Consideration shall be payable by or on behalf of the Purchaser in immediately available funds in US dollars at Completion as referred to in Part C of Schedule 1 (Completion Arrangements) save that the provisions of
     ------    ----------
     Part G of Schedule 1 (Completion Arrangements) shall apply in respect of
     ------    ----------
     the Italian Consideration.

4.4 The Purchaser shall procure that, immediately after Completion, Holding shall pay to the Seller on behalf of Fuisz Technologies and Murat shall pay to the Seller on behalf of Fuisz Holdings an amount equal to their respective share of the Shareholder's Loans and each of Fuisz Technologies and the Seller (on behalf of Fuisz Holdings) confirms that such payment shall constitute full settlement of the Shareholder's Loans (and any other sums payable in relation thereto).

4.5  Subject to sub-clause 4.6, the Purchaser shall not be obliged at Completion
                --------------
     to complete this agreement in respect of the Murat Shares and the Pharma Shares unless the Seller, Fuisz Technologies and the Other Sellers comply in all material respects with their respective obligations in sub-clause
                                                                   ----------
     4.2 and Schedule 1 (Completion Arrangements) in respect of the Murat Shares
     ---     ----------
     and the Pharma Shares so far as they relate to the Seller or any member of its Retained Group or the Other Sellers individually.

4.6 The Purchaser shall not be obliged to complete the sale and purchase of any of the Murat Shares or the Pharma Shares unless the sale and purchase of all the Murat Shares and the Pharma Shares is completed simultaneously (save that the Purchaser acknowledges that the one Murat Share held by Kenneth McVey will not be transferred at Completion). Notwithstanding, where any Murat Share is not transferred to the Purchaser at Completion, the Seller shall use all reasonable endeavours to procure the transfer of any outstanding Murat Share to the Purchaser as soon as reasonably practicable.

4.7  Payment of the Consideration Price in accordance with Schedule 1
                                                           ----------
     (Completion Arrangements) shall constitute payment of the consideration for the Shares and shall discharge the obligations of the Purchaser under clause 2 (Sale and Purchase) and the Purchaser shall not be concerned to
     --------
     see that the Consideration Price is applied in paying the Seller, Fuisz Technologies or the Other Sellers in accordance with their respective entitlements (if any).

5.   Italian Completion

5.1 Italian Completion shall take place on 17th November, 1999 at the offices of Istoria at 3/A Riviera Francia, Padua, Italy and only after the Istoria Meeting has been duly held and the resolutions set out in the Istoria Notice have been duly passed.

5.2 (A) The Seller and Fuisz Technologies will use all reasonable endeavours to procure that the Istoria Meeting shall be held on 17th November, 1999.

     (B) In particular the Seller and Fuisz Technologies confirm to the Purchaser that the directors of Istoria will publish the Istoria Notice in the Italian Gazette on 23rd October, 1999.

5.3 The Seller and Fuisz Technologies undertake to keep the Purchaser informed as to progress towards the satisfactory holding of the Istoria Meeting and in particular (but without limitation) to disclose in writing to the Purchaser anything which will or may prevent or delay the Istoria Meeting from being duly held by 17th November, 1999 immediately it comes to the notice of the Seller or Fuisz Technologies.

5.4 At Italian Completion the Seller and Fuisz Technologies shall do or procure the carrying out of those things listed in Part D and Part G of Schedule 1
                                                ------     ------    ----------

     (Completion Arrangements), the Other Sellers shall do those things listed in Part E of Schedule 1 (Completion Arrangements) and the Purchaser shall
        ------    ----------
     do those things listed in Part F and Part G of Schedule 1 (Completion
                               ------     ------    ----------
     Arrangements).

5.5 The Purchaser shall not be obliged to complete the sale and purchase of any of the Istoria Shares unless the sale and purchase of all of the Istoria Shares is completed simultaneously (save that the Purchaser acknowledges that the Istoria Shares held by Danilo Massari and Emiliano Bronislaw may not be transferred at Italian Completion). Notwithstanding, where any Istoria Share is not transferred to the Purchaser at Italian Completion, the Seller shall use all reasonable endeavours to procure the transfer of any outstanding Istoria Share to the Purchaser as soon as reasonably practicable.

5.6  Subject to sub-clause 5.5, the Purchaser shall not be obliged to complete
                --------------
     the purchase of the Istoria Shares unless the Seller and Fuisz Technologies shall do those things listed in sub-clause 5.4 and Part D and Part G of
                                     --------------     ------     ------
     Schedule 1 (Completion Arrangements) and the Other Sellers shall do those
     ----------
     things listed in Part E of Schedule 1 (Completion Arrangements) in so far
                      ------    ----------
     as they relate to the Seller, Fuisz Technologies or the Other Sellers individually and all of the Istoria Shares are included in the sale and purchase.

5.7 If the Istoria Meeting has not been duly held and the resolutions set out in the Istoria Notice have not been duly passed on 17th November, 1999, Italian Completion shall take place at the same time on the date which is one Business Day after the day on which the Istoria Meeting has been duly held and the resolutions set out in the Istoria Notice have been duly passed or at such other time and on such other date as the parties may agree, but, in any event, no later than 12 midnight on 31st December, 1999.

5.8  If the obligations of the Seller and Fuisz Technologies under sub-clause
                                                                   ----------
     5.4 and Part D of Schedule 1 (Completion Arrangements) are not complied
     ---     ------    ----------
     with at the time and on the date on which Italian Completion is to take place pursuant to sub-clauses 5.1 or 5.7, the Purchaser may:
                       ---------------    ---

     (A) defer Italian Completion (so that the provisions of this clause 5 shall
                                                                  --------
         apply to Italian Completion as so deferred); or

     (B) proceed to Italian Completion as far as practicable (without limiting its rights under this agreement); or

     (C) terminate this agreement in respect of the sale and purchase of the Istoria Shares by notice in writing to the Seller.

5.9  If the agreement is terminated in accordance with sub-clause 5.8 (and
                                                       --------------
     without limiting the Purchaser's right to claim damages):

     (A) the Seller's Solicitors shall pay the Escrow Fund (as defined in the Escrow Letter) to the Purchaser;

     (B) the Seller will reimburse to the Purchaser on demand an amount equal to all costs and expenses incurred by the Purchaser in respect of the sale and purchase of the Istoria Shares in accordance with clause 22 (Costs
                                                               ---------
         and expenses); and

     (C) all obligations of the Purchaser under this agreement shall end (except for the provisions of clauses 20 (Announcements) and 21
                                       ----------
         (Confidentiality)),

     but (for the avoidance of doubt) all rights and liabilities of parties which have accrued before termination shall continue to exist.

5.10 The Seller and Fuisz Technologies shall procure that any loan or loans between Istoria and any of its shareholders which exist prior to Italian Completion shall be repaid prior to Italian Completion.

6.   Conduct of the Istoria Business

6.1 The Seller and Fuisz Technologies will procure that, between the date of this agreement and Italian Completion or this agreement in respect of the sale and purchase of the Istoria Shares being terminated in accordance with sub-clause 5.8 (Italian Completion), the Istoria Business will be carried
     --------------
     on in the ordinary and usual course and Istoria will not do anything which is not of a routine unimportant nature without the consent in writing of the Purchaser (such consent not to be unreasonably withheld or delayed).

6.2 In particular, but without limitation, the Seller undertakes that Istoria will not, between the time of this agreement and Italian Completion or this agreement in respect of the sale and purchase of the Istoria Shares being terminated in accordance with sub-clause 5.8 (Italian Completion), carry
                                   --------------
     out the matters listed in Schedule 8 (Conduct of the Istoria Business
                               ----------
     before Italian Completion) without the prior consent in writing of the Purchaser (such consent not to be unreasonably withheld or delayed).

7.   Access to Istoria

     As from the date of this agreement until Italian Completion or this agreement in respect of the sale and purchase of the Istoria Shares being terminated in accordance with sub-clause 5.8 (Italian Completion), the
                                   --------------
     Purchaser and any persons authorised by it, upon reasonable notice and subject to giving such undertaking as to confidentiality as the Seller or Fuisz Technologies shall reasonably require, shall be given full access to the Properties owned or used by Istoria and any other premises from which the Istoria Business is operated or the Books and Records relating to Istoria are kept and the employees of the

     Seller and all members of the Retained Group shall be instructed to give promptly all such information and explanations to the Purchaser or any such persons in relation to the Istoria Business as the Purchaser or any such persons may reasonably request.

8.   Warranties and Covenants of the Seller and Fuisz Technologies

8.1 The Seller and Fuisz Technologies jointly and severally warrant to the Purchaser that each of the Warranties is true and accurate at the date of this agreement.

8.2 The Seller and Fuisz Technologies jointly and severally warrant to the Purchaser that each of the Warranties in respect of Istoria will continue to be true and accurate up to and including the Italian Completion Date as if repeated immediately before Italian Completion by reference to the facts and circumstances subsisting at the Italian Completion Date and on the basis that any reference, whether express or implied, in such Warranties or any word or words given a meaning in sub-clause 1.1 (Interpretation) and
                                          --------------
     used in such Warranties (except in the definition of "Disclosure Letter") to the date of this agreement is substituted by a reference to the Italian Completion Date.

8.3 Without prejudice to the rights of the Seller and Fuisz Technologies pursuant to sub-clause 8.2, the Seller and Fuisz Technologies undertake to
                 ---------------
     disclose in writing to the Purchaser anything which is or may constitute a breach of any of the Warranties in respect of Istoria immediately it comes to its notice both before or at the time of Italian Completion.

8.4 The Seller and Fuisz Technologies undertake (if any claim is made against either of them in connection with the sale of the Shares to the Purchaser) not to make any claim against the Companies or any director or any other person who is an employee of any of the Companies at the time such claim is asserted on whom either of them may have relied before agreeing to any terms of this agreement or authorising any statement in the Disclosure Letter.

8.5 Each of the Warranties shall be construed as a separate and independent warranty and (except where expressly provided to the contrary) shall not be limited or restricted by reference to or inference from the terms of any other Warranty or any other term of this agreement.

8.6 If in respect of or in connection with any breach of any of the Warranties any amount payable to the Purchaser by the Seller (including, without limitation, any payment under this clause or otherwise) is subject to Taxation, such additional amounts shall be paid to the Purchaser by the Seller so as to ensure that the net amount received by the Purchaser is equal to the full amount payable to the Purchaser under this agreement.

8.7 The Seller and Fuisz Technologies, covenant that, at any time and from time to time on or after Completion, they will execute and deliver all such instruments of assumption and acknowledgements or take such other action as the Purchaser may reasonably request in order to effect the release and discharge in full of any Assurance given by any Company to any person in respect of any obligation or liability of the Seller or any member of the Retained Group and the Seller's assumption of, and the substitution of the Seller as the primary obligor in respect of, each such Assurance on a non-recourse basis to the Purchaser and the relevant Company. Pending such release and discharge, the Seller hereby agrees with the Purchaser (on behalf of itself and each Company) that it will either assume and pay and discharge when due, and indemnify each Company against, all such Assurances or, at the Seller's discretion, pay to the Purchaser an amount equal to the liability of each Company in respect of each Assurance.

8.8 The Seller covenants to pay to the Purchaser an amount equal to each Company's losses, costs, damages, liabilities and expenses of any nature which are a result of:

     (A) the arbitration proceedings between Villa Miari De Cumari Srl (in its capacity as lessor) and Amalia Vita Cappellini (in her capacity as lessee) in respect of renovations of 3/A Riviera Francia, Padua;

     (B) the failure of any Other Seller to transfer any Murat Share or Istoria Share (whether at Completion, Italian Completion or otherwise) to the Purchaser such that the Purchaser does not at Completion or Italian Completion (as the case may be) own all of the Murat Shares or Istoria Shares (as the case may be), together with all reasonable costs and expenses incurred by the Purchaser in attempting to procure the transfer of such Shares;

     (C) the actions (including execution of any document) of any director of any Company who has not resigned as a director of such Company at Completion or at Italian Completion (as the case may be) in the exercise or purported exercise of his powers as a director of such Company;

     (D) any act, neglect, default or omission in respect of the Exclusive Knoll Supply Agreement, the Knoll Deed of Assignment, the Knoll Pledge or the Knoll Supply Agreement committed by Fuisz Holdings or Fuisz Technologies on or before Completion;

     (E) the proceedings brought by Mr Cicellini in respect of his claim for unfair dismissal as managing director of Istoria; and

     (F) any actions, law suits or proceedings present or pending or threatened after Italian completion which are based in whole or significant part on the use (whether prior to or after Italian completion) by Istoria of the trademarks 'FOLIBEN', 'PROPULM', 'MECLODERM' or 'VERBEX' or any mark or sign similar thereto in the manner that such marks and signs have been used by Istoria prior to Italian completion.

8.9 If any action, claim or demand is brought or alleged against any Company in respect of which an indemnity is to be sought from the Seller pursuant to sub-clauses 8.7, 8.8, 8.12 or 8.14, the Company shall promptly notify the
     --------------------------    ----
     Seller thereof and the Seller shall have the option to assume the defence thereof in accordance with sub-clause 8.15. If the Seller fails to assume such defence in accordance with such sub-clause, it will be liable to the Company for any legal or other expenses subsequently incurred by such Company in connection with such defence.

8.10 All sums payable by the Seller and Fuisz Technologies to any Company under sub-clauses 8.7, 8.8, 8.12 or 8.14 shall be paid free and clear of all
     --------------------------    ----
     deductions or withholdings whatsoever, save only as may be required by law. If any such deduction or withholding is required by law to be made, the Seller and Fuisz Technologies shall be obliged to pay to the relevant Company such sum as will, after such deduction or withholding has been made, leave such Company with the same amount as it would have been entitled to receive in the absence of any such requirement to make such deduction or withholding.

8.11 If any sum payable by the Seller and Fuisz Technologies to any Company under sub-clauses 8.7, 8.8, 8.12 or 8.14 shall be subject to a liability to
           --------------------------    ----
     Taxation in the hands of any Company, the Seller and Fuisz Technologies shall be under the same obligation to make an increased payment in relation to that liability to Taxation as if the liability were a deduction or withholding required by law.

8.12 The Seller and Fuisz Technologies covenant with the Purchaser that the Seller and Fuisz Technologies will pay to any Company an amount equal to the value of any and all claims which may be made against such Company by any of the resigning directors, statutory auditors or secretary (including, for the avoidance of doubt in respect of Murat, Paul Kennedy), because of their resignation from office or of their employment being terminated and an amount equal to all costs, charges and expenses incurred by such Company which are incidental to any such claim.

8.13 The Seller shall procure that Fuisz Holdings, Murat and Knoll AG (or its relevant subsidiary) shall enter into the Pledge Novation Agreement with the Purchaser and that Fuisz Holdings and Laboratoires Knoll France shall enter into the Supply Novation Agreement with the Purchaser respectively at Completion.

8.14 (A) Subject to paragraph (B) below, the Seller hereby covenants with the Purchaser to pay to the Purchaser (so far as possible by way of repayment of the consideration payable under this agreement for the Shares) an amount equal to any liability to Tax incurred by any of the Companies as a consequence of or by reference to any Event which occurred or is deemed for the purposes of any Tax to have occurred on or before Completion, including any Event occurring or being deemed to occur on or before Completion which gives rise to a liability to Tax on deemed (as opposed to actual) income, profits or gains, together with any costs and expenses reasonably and properly incurred by the Purchaser or any of the Companies in connection with any such liability to Tax or with making a successful claim therefor under this paragraph (A).

     (B) The covenant given in paragraph (A) shall not cover any liability to Tax to the extent that that liability would not have arisen but for a voluntary transaction, action or omission carried out or effected by any Company or the Purchaser after Completion other than in the ordinary course of its business or for any unreasonable delay or default by any Company or the Purchaser after Completion in dealing with the Tax affairs of a Company.

8.15 If any Company or the Purchaser notifies the Seller and Fuisz Technologies of a claim pursuant to sub-clause 8.9 ("Third Party Claim"), the Seller,
                            --------------
     Fuisz Technologies and the Purchaser shall consult with each other regarding the conduct of the Third Party Claim and the Seller and Fuisz Technologies shall within 30 days of receipt of notice of the Third Party Claim elect in writing either to conduct the Third Party Claim or to leave conduct or defence to the Purchaser. Whether or not the Seller and Fuisz Technologies elect to conduct the Third Party Claim, the Purchaser shall and shall procure that the relevant Company shall take such lawful and reasonable action as the Seller and Fuisz Technologies shall reasonably require to avoid, dispute, resist, appeal, compromise, settle, contest or raise a counter-claim in relation to the Third Party Claim and in particular the Purchaser shall not and shall procure that no Company shall make any admission of liability, compromise or settle any Third Party Claim without the prior written consent of the Seller and Fuisz Technologies.

8.16 The Seller and Fuisz Technologies shall indemnify the Purchaser against and in respect of all reasonable costs and expenses and all charges, liabilities and damages for which the Purchaser or the relevant Company become liable in respect of any action which is required to be taken by the Purchaser or any Company under sub-clause 8.15.
                                    ---------------

8.17 A party having conduct of a Third Party Claim shall keep the other fully informed of the progress and the defence of any Third Party Claim and shall consult with and have due regard for the other's reasonable representations.

8.18 In relation to any Third Party Claim, without prejudice to the validity of the Third Party Claim, the Purchaser shall allow and shall procure that any relevant Company shall allow the Seller and its professional advisers to investigate the matter or circumstance alleged to give rise to the Third Party Claim and the Purchaser shall give and shall procure that any relevant Company shall give such assistance as the Seller or its professional advisors may reasonably request, including upon reasonable notice and in normal business hours access to and copies of any documents or other information in possession of the Purchaser or any relevant Company and to those employees having responsibility for the matter giving rise to the third Party Claim.

9.   Purchaser's Remedies and Seller's Limitations on Liability

9.1  Subject to sub-clause 9.2 and to the limitations set out in Schedule 3
                --------------                                   ----------
     (Seller's Limitations on Liability), the Purchaser shall be entitled to claim after Completion or Italian Completion (as the case may be) that any of the Warranties has or had been breached, save where the Purchaser knew on or before Completion or Italian Completion (as the case may be) that the Warranty in question had been breached.

9.2 The Purchaser shall not be entitled to claim that any fact causes any of the Warranties to be breached if it has been fairly disclosed to the Purchaser in the Disclosure Letter.

9.3 No liability shall attach to the Seller in respect of claims under the Warranties if and to the extent that the limitations referred to in sub-
                                                                          ---
     clause 9.1 and set out in Schedule 3 (Seller's Limitations on Liability)
     ----------                ----------
     apply.

9.4 If, following Completion or Italian Completion (as the case may be), the Purchaser becomes aware (whether it does so by reason of any disclosure made pursuant to clause 8 (Warranties and Covenants of the Seller and Fuisz
                      --------
     Technologies) or not) that there has been any breach of the Warranties or any other term of this agreement the Purchaser shall not be entitled to terminate or rescind this agreement but shall be entitled to claim damages or exercise any other right, power or remedy under this agreement or as otherwise provided by law.

9.5  For the avoidance of doubt, any disclosure pursuant to sub-clause 8.3
                                                            --------------
     (Warranties and Covenants of the Seller and Fuisz Technologies) shall not affect any liability of the Seller and Fuisz Technologies in damages for breach of warranty. The parties acknowledge that the Purchaser's only remedy for breach of any Warranty shall be damages for breach of contract and the Purchaser shall not be able to sue in tort in respect of such breach. The Purchaser shall in respect of claims under the Warranties take reasonable steps to mitigate its loss suffered by it, but the parties acknowledge that any duty of the Purchaser to mitigate its loss (whether pursuant to common law or otherwise) shall not apply in respect of any liability of the Seller pursuant to sub-clauses 8.7, 8.8, 8.12 or 8.14.

9.6 If the Seller defaults in the payment when due of any sum payable under this agreement (whether determined by agreement or pursuant to an order of a court or otherwise), the liability of the Seller shall be increased to include interest on such sum from the date when such payment is due until the date of actual payment (as well after as before judgment) at the Agreed Rate. Such interest shall accrue from day to day and shall be compounded annually.

10.  Restrictions on Seller's Business Activities

10.1 The Seller undertakes to procure that each member of the Retained Group will not, either alone or in conjunction with or on behalf of any other person, do any of the following things:-

     (A) neither pending nor within 18 months after the Completion Date or the Italian Completion Date (as the case may be), be engaged or (except as the holder of shares in a listed company which confer not more than one per cent. of the votes which could normally be cast at a general meeting of the company) directly or indirectly interested in carrying on any business in:

         (i)    France;

         (ii)   Germany;

         (iii)  Italy; and

         (iv) any other country in which any Company distributes pharmaceutical products,

          which competes with the business of the relevant Company as it is carried on at the date of Completion or Italian Completion (as the case may be) in that jurisdiction;

     (B) except to the extent required by legal process or applicable law or regulation, disclose to any other person or (in any way which may be detrimental to the business of any of the Companies as carried on at the Completion Date or the Italian Completion Date (as the case may be)) use any information which is Confidential Business Information for so long as that information remains Confidential Business Information;

     (C) without limitation to the provisions of this clause, in relation to a business which is competitive with the business of any of the Companies as carried on at the Completion Date or the Italian Completion Date (as the case may be), use any trade or business name or distinctive mark, style or logo used by or in the business of the relevant Company (other than the word "Fuisz") at any time during the one year before Completion or Italian Completion (as the case may be) or anything intended or likely to be confused with it;

     (D) within two years after Completion or Italian Completion (as the case may be), solicit the custom, in relation to goods or services sold to any person by any of the Companies in the course of its business during the two years before the Completion Date or the Italian Completion Date (as the case may be), of that person in respect of similar goods or services;

     (E) within one year after Completion or Italian Completion (as the case may be), solicit or entice away from the employment of any of the Companies any person at present an employee of such Company;

     (F) provide Biovail Corporation International or any of its subsidiaries with any information relating to any of the Companies which would permit Biovail Corporation International or any of its subsidiaries to compete more effectively against any of the Companies; nor

     (G) assist any other person to do any of the foregoing things.

10.2 Nothing in sub-clause 10.1 shall prevent Biovail  Corporation International
                ---------------
     or any of its subsidiaries as at the Completion Date or the Italian Completion Date (as the case may be) from selling products in any country currently sold by them in that country nor, as from 12 months after the Completion Date or the Italian Completion Date (as the case may be), products currently in development by or for Biovail Corporation International or any of its subsidiaries as at the date of this agreement.

10.3 Each undertaking contained in this clause shall be construed as a separate undertaking and if one or more of the undertakings is held to be against the public interest or unlawful or in any way an unreasonable restraint of trade, the remaining undertakings shall continue to bind the Seller.

11.  Provision of Business Information

11.1 During the period of three years after Completion or Italian Completion and without prejudice to any of the Warranties:-

     (A) if any Business Information Required for the Business of any Company is not in the possession of the Purchaser or readily discoverable by the Purchaser but is in the possession or under the control of the Seller, Fuisz Technologies or any member of the Retained Group, the Seller or Fuisz Technologies, as the case may be, shall procure that such Business Information is provided to the Purchaser promptly on request;

     (B) if any Books or Records of the Seller contain Business Information which should be provided to the Purchaser, the Seller shall procure that copies of such Books or Records are given to the Purchaser promptly on request.

     (C) if any of the Seller, Fuisz Technologies or the Purchaser discovers that the Seller, Fuisz Technologies or any member of the Retained Group owns any Intellectual Property which relates exclusively or predominately to any business carried on by any Company in the period of two years prior to Completion or Italian Completion (as the case may be), it shall promptly notify the other in writing and thereafter, at the request of the Purchaser, the Seller or Fuisz Technologies, as the case may be, shall procure the assignment at no consideration of such Intellectual Property to the Purchaser or to such undertaking as the Purchaser may direct on terms reasonably satisfactory to the Purchaser; and

     (D) subject to paragraph (C) above, the Seller and Fuisz Technologies agree to procure the grant to the Purchaser and every related company of the Purchaser by the Seller, Fuisz Technologies or the members of the Retained Group, as the case may be, with effect from Completion or Italian Completion (as the case may be), of a non-exclusive, royalty-free, perpetual, irrevocable, transferable, world-wide licence (with the ability to sub-licence) to use any Intellectual Property owned by the Seller, Fuisz Technologies or any member of the Retained Group immediately prior to Completion or Italian Completion (as the case may be) and Required for the Business of any Company now or during the two years prior to Completion or Italian Completion (as the case may be), in the manner in which such Intellectual Property is or has been used by such Company.

11.2 For the purposes of this clause and this agreement generally, "Required for the Business" means any Intellectual Property or Business Information which is or has in the one year prior to Completion or Italian Completion (as the case may be) been used in the business of such Company or if it will be needed by that Company to carry on the business of such Company in the same manner as it is presently carried on or to fulfil any of the present contracts of that Company in relation to the business of such Company or to comply with any law applicable in relation to the business of that Company or if it is vested in the Seller and its retention by the Seller after Completion or Italian Completion (as the case may be) of this agreement would be damaging or detrimental to the business of such Company (and the use of such Intellectual Property or Business Information to compete, where permitted, against any of the Companies shall not be deemed to be damaging or detrimental to the business of such Company).

12.  Effect of Completion and Italian Completion

     Any provision of this agreement and any other documents referred to in it which is capable of being performed after but which has not been performed at or before Completion or Italian Completion (as the case may be) and all Warranties and covenants and other undertakings contained in or entered into pursuant to this agreement shall remain in full force and effect notwithstanding Completion or Italian Completion (as the case may be).

13.  Remedies and Waivers

13.1 No delay or omission by any party to this agreement in exercising any right, power or remedy provided by law or under this agreement or any other documents referred to in it shall:-

     (A) affect that right, power or remedy; or

     (B)  operate as a waiver thereof.

13.2 The single or partial exercise of any right, power or remedy provided by law or under this agreement shall not preclude any other or further exercise of it or the exercise of any other right, power or remedy.

13.3 The rights, powers and remedies provided in this agreement are cumulative and not exclusive of any rights, powers and remedies provided by law.

14.  Assignment

     The Purchaser may at any time assign all or any part of the benefit of, or its rights or benefits under, this agreement and any agreements referred to in clause 18 (Entire Agreement) (including, without limitation, the
        ---------
     Warranties together with any causes of action arising in connection with any of them) to any person controlling, controlled by or under common control with the Purchaser.

15.  Further Assurance

     Each of the Seller, Fuisz Technologies and the Other Sellers shall from time to time at the cost of the Seller, on being reasonably required to do so by the Purchaser, now or at any time in the future, do or procure the doing of all such acts and/or execute or procure the execution of all documents in a form satisfactory to the Purchaser which the Purchaser may reasonably consider necessary for giving full effect to this agreement and securing to the Purchaser the full benefit of the rights, powers and remedies conferred upon the Purchaser in this agreement.

16.  Invalidity

     If at any time any provision of this agreement is or becomes illegal, invalid or unenforceable in any respect under the law of any jurisdiction, that shall not affect or impair:-

     (A) the legality, validity or enforceability in that jurisdiction of any other provision of this agreement; or

     (B) the legality, validity or enforceability under the law of any other jurisdiction of that or any other provision of this agreement.

17.  Time of essence

     For the purposes of clause 5 (Italian Completion), time is of the essence
                         --------
     of this agreement in relation to Istoria.

18.    Entire Agreement

18.1 For the purpose of this clause, "Pre-contractual Statement" means a draft, agreement, undertaking, representation, warranty, promise, assurance or arrangement of any nature whatsoever, whether or not in writing, relating to the subject matter of the Share Purchase Documents or any of them made or given by a party to any of the Share Purchase Documents or any other person at any time prior to the date of this agreement.

18.2 This agreement, the Disclosure Letter, the Deed of Assignment and any other documents entered into pursuant to this agreement (the "Share Purchase Documents") constitute the whole and only agreement between the parties relating to the sale and purchase of the Shares.

18.3 Except to the extent repeated in any of the Share Purchase Documents, the Share Purchase Documents supersede and extinguish any Pre-contractual Statement.

18.4 Each party acknowledges that in entering into the Share Purchase Documents it is not relying upon any Pre-contractual Statement which is not expressly set out in them.

18.5 None of the parties shall have any right of action (except in the case of fraud) against any other party to this agreement arising out of or in connection with any Pre-contractual Statement except to the extent that such Pre-contractual Statement is repeated in the Share Purchase Documents.

18.6 This agreement may only be varied in writing signed by each of the parties.

19.    Notices

19.1 A notice under this agreement shall only be effective if it is in writing. Faxes are permitted.

19.2 Notices under this agreement shall be sent to a party at its address or number and for the attention of the individual set out below:


        Party and title of individual                          Address                       Facsimile no.
        -----------------------------                          -------                       -------------
        Purchaser                                       East Anton
                                                        Andover                             +44 1264 332 879
        FAO Company Secretary                           Hampshire SP10 5RG

        with a copy to:

        Shire Pharmaceuticals                           East Anton                          +44 1264 332 879
                                                        Andover


       Group plc                                       Hampshire SP10 5RG
                                                       England

       FAO Company Secretary

       Seller                                          26 Windsor Place                                 +353 1 676 1023
                                                       Dublin 2
                                                       Ireland
       FAO General Counsel

       with a copy to:

       Fuisz Technologies                              14555 Avion at Lakeside                          +1 703 995 2223
                                                       Chantilly
                                                       VA 20151
                                                       USA
       FAO General Counsel

     Provided that a party may change its notice details on giving notice to the other party of the change in accordance with this clause. That notice shall only be effective on the day falling five clear Business Days after the notification has been received or such later date as may be specified in the notice.

19.3 Any notice given under this agreement shall, in the absence of earlier receipt, be deemed to have been duly given as follows:

     (A) if delivered personally, on delivery;

     (B) if sent by first class post within the same country, two clear Business Days after the date of posting;

     (C) if sent by airmail to another country, seven clear Business Days after the date of posting;

     (D) if sent by reputable international courier, two clear Business Days after being delivered to the courier with the cost of such courier borne by the sender; and

     (E) if sent by facsimile, when despatched.

19.4 Any notice given under this agreement outside Working Hours in the place to which it is addressed shall be deemed not to have been given until the start of the next period of Working Hours in such place.

19.5 The provisions of this clause shall not apply in relation to the service of Service Documents.

20.  Announcements

20.1 No announcement concerning the sale of the Shares or any ancillary matter shall be made by any party without the prior written approval of the others, such approval not to be unreasonably withheld or delayed. This sub-clause does not apply in the circumstances described in sub-clause
                                                                 ----------
     20.2.
     ----
20.2 Any party may, after notice to each other party, make an announcement concerning the sale of the Shares or any ancillary matter if required by:-

     (A)  law;

     (B) existing contractual obligations; or

     (C) any securities exchange or regulatory body to which such party is subject or submits, wherever situated, including (but without limitation) the London Stock Exchange Limited or the Panel on Takeovers and Mergers, whether or not the requirement has the force of law.

20.3 The restrictions contained in this clause shall apply without limit in time.

21.  Confidentiality

21.1 Each party shall treat as confidential all information obtained as a result of entering into or performing this agreement which relates to:-

     (A) the provisions of this agreement;

     (B) the negotiations relating to this agreement;

     (C) the subject matter of this agreement; or

     (D)  the other party.

21.2 Notwithstanding the other provisions of this clause, any party may disclose confidential information:

     (A) if and to the extent required by law or for the purpose of any judicial proceedings;

     (B) if and to the extent required by existing contractual obligations;

     (C) if and to the extent required by any securities exchange or regulatory body to which such party is subject or submits, wherever situated, including (but without limitation) the London Stock Exchange Limited or the Panel on Takeovers and Mergers, whether or not the requirement has the force of law.

     (D) if and to the extent required to vest the full benefit of this agreement in that party;

     (E) to its professional advisers, auditors and bankers;

     (F) if and to the extent the information has come into the public domain through no fault of that party; or

     (G) if and to the extent the other party has given prior written consent to the disclosure, such consent not to be unreasonably withheld or delayed.

     Any information to be disclosed pursuant to paragraphs (A), (B), (C) or (D)
                                                 --------------  ---  ---    ---
     shall be disclosed only after notice to the other party.

21.3 The restrictions contained in this clause shall apply without limit in time.

22.  Costs and Expenses

     Each party shall pay its own costs and expenses in relation to the negotiations leading up to the sale and purchase of the Shares and the preparation, execution and carrying into effect of this agreement and all other documents entered into pursuant to it (save that the Seller shall pay any such costs and expenses of the Other Sellers) and the Seller confirms that no material expense of whatever nature relating to the sale and purchase of the Shares has been or is to be borne by any of the Companies.

23.  Counterparts

23.1 This agreement may be executed in any number of counterparts, and by the parties in separate counterparts, but shall not be effective until each party has executed at least one counterpart.

23.2 Each counterpart shall constitute an original of this agreement, but all the counterparts shall together constitute but one and the same instrument.

24.  Choice of Governing Law

     This agreement is to be governed by and construed in accordance with English law.

25.  Jurisdiction

     The courts of England are to have jurisdiction to settle any dispute arising out of or in connection with this agreement. Any Proceedings may therefore be brought in the English courts. This jurisdiction agreement is irrevocable and is for the exclusive benefit of the Purchaser. Nothing contained in this clause shall limit the right of the Purchaser to take Proceedings against the Seller in any court in the United States or in the courts of the United States and England at the same time. Only the courts of the United States and England shall have jurisdiction to settle any such dispute.

26.  Agent for Service

26.1 The Seller and Fuisz Technologies irrevocably appoint Law Debenture Corporate Services Limited of Princes House, 45 Gresham Street, London EC2V 7LY to be their agent for the receipt of service of process in England. Each party agrees that any Service Document may be effectively served on them in connection with Proceedings in England and Wales by service on their agent.

26.2 Any Service Document shall be deemed to have been duly served if marked for the attention of Law Debenture Corporate Services Limited at Princes House, 45 Gresham Street, London EC2V 7LY or such other address within England and Wales as may be notified to the party wishing to serve the Document and:-

     (A) left at the specified address; or

     (B) sent to the specified address by first class post.

     In the case of (A), the Service Document will be deemed to have been duly served when it is left. In the case of (B), the Service Document shall be deemed to have been duly served two clear Business Days after the date of posting.

26.3 If any agent at any time ceases for any reason to act as such, the Seller and Fuisz Technologies shall appoint a replacement agent having an address for service in England or Wales and shall notify the Purchaser of the name and address of the replacement agent. Failing such appointment and notification, the Purchaser shall be entitled by notice to the Seller and Fuisz Technologies to appoint a replacement agent to act on their behalf. The provisions of this clause applying to service on an agent apply equally to service on a replacement agent.

26.4 A copy of any Service Document served on an agent shall be sent by post to the Seller and Fuisz Technologies. Failure or delay in so doing shall not prejudice the effectiveness of service of the Service Document.

                                   Schedule 1

                           (Completion Arrangements)

Part A

Seller's and Fuisz Technologies' Obligations
- --------------------------------------------

At Completion the Seller and/or Fuisz Technologies shall:-

1.   deliver to the Purchaser or the Purchaser's Solicitors:-

     (A) in the case of Murat, a copy of the (i) share transfer form ("ordre de mouvement de titres") in favour of the Purchaser relating to the Murat Shares, (ii) share transfer register ("registre de mouvement de titres") and shareholders' accounts ("comptes d'actionnaires") of Murat evidencing that the Seller, Fuisz Technologies and the Other Sellers are the owners of the Murat Shares and (iii) minutes of the meeting of the board of directors of Murat approving the Purchaser (and such other persons as the Purchaser shall nominate) as the new shareholders of Murat;

     (B) the Assignment Agreements in the Agreed Form duly executed by Fuisz Technologies and the Purchaser;

     (C) the Pledge Novation Agreement duly executed by Fuisz Holdings and Knoll AG;

     (D) the Supply Novation Agreement duly executed by Fuisz Holdings, Laboratoires Knoll France and Murat;

     (E) the Escrow Letter duly executed by the Seller;

     (F) the Murat Termination Agreement duly executed by Fuisz Holdings and Murat; and

     (G) the Pharma Termination Agreement duly executed by Fuisz Technologies and Pharma;

2. in the case of Beteiligungs and Holding, enter into a share transfer agreement in the Agreed Form with the Purchaser under which the Seller transfers all shares in Beteiligungs and Holding to the Purchaser in due notarial form (subject to satisfaction of the condition precedent provided for in such transfer agreement);

3. deliver to the Purchaser (or to any person whom the Purchaser may nominate as agent for Murat) such of the following as the Purchaser may require:-

     (A) the statutory books (which shall be written up to but not including the Completion Date) and/or extract from the relevant commercial register, the certificate of incorporation (and any certificate of incorporation on change of name) and current constitutional documents of Murat);

     (B) a US legal opinion in the Agreed Form from Stephen H. Willard, Esq. in respect of the capacity of Fuisz Technologies to enter into and perform this agreement;

     (C) an Irish legal opinion in the Agreed Form from Arthur Cox in respect of the capacity of the Seller to enter into and perform this agreement;

     (D) letters of non-crystallisation in respect of the Murat Pledges;

     (E) a copy of the minutes of a duly held meeting of the directors of the Seller authorising the execution by the Seller of this agreement, the Escrow Letter and the Disclosure Letter (such copy minutes being certified as correct by the secretary of the Seller);

     (F) a copy of the minutes of a duly held meeting of the directors of Fuisz Technologies authorising the execution by Fuisz Technologies of this agreement, the Disclosure Letter, the Assignment Agreements and the Pharma Termination Agreement (such copy minutes being certified as correct by the secretary of Fuisz Technologies);

     (G) a copy of the minutes of a duly held meeting of the directors of Fuisz Holdings authorising the execution by Fuisz Holdings of the Pledge Novation Agreement, the Supply Novation Agreement and the Murat Termination Agreement (such copy minutes being certified as correct by the secretary of Fuisz Holdings);

4. procure the present directors and secretary (if any) of each Company (other than Istoria) (other than any director or secretary whom the Purchaser may wish should continue in office) to resign their offices as such and to relinquish any rights which they may have under any contract of employment with the relevant Company or under any statutory provision including any right to damages for wrongful dismissal, redundancy payment or compensation for loss of office or unfair dismissal, such resignations to be tendered at the board or shareholders' meetings referred to in paragraph 5; and
                                                        -----------

5. at or prior to Completion, procure a board meeting (to the extent applicable or required by applicable law) of Murat to be held at which:-

     (A) it shall be resolved that each of the transfers relating to the Shares shall be approved for registration and (subject only to the transfer being duly stamped) the transferee registered as the holder of the Shares concerned in the register of members;

     (B) each of the persons nominated by the Purchaser shall be appointed directors, general manager, chairman and or managing director of the board and/or secretary (if any), as the Purchaser shall direct, such appointments to take effect on the Completion Date, in accordance with applicable legislation;

     (C) the resignations of the directors referred to in paragraph 3 above
                                                          -----------
         shall be tendered and accepted so as to take effect at the close of the meeting and each of the persons tendering his resignation shall deliver to Murat an acknowledgement executed as a deed (or otherwise as required in accordance with applicable law) that he has no claim against Murat for breach of contract, compensation for loss of office, redundancy or unfair dismissal or on any other account whatsoever and that no agreement or arrangement is outstanding under which has or could have any obligation to him;

     (D) all existing instructions to banks shall be revoked and new instructions shall be given to such banks in such form as the Purchaser may direct;

     (E) the directors shall resolve to convene a combined shareholders' meeting pursuant to the Murat Notice in order to ratify the appointment of the new directors, to replace a director, to change the name of Murat and to amend the memorandum and articles of association of Murat ("Statuts") in accordance with any instructions given by the Purchaser; and

     procure that minutes of each duly held board meeting, certified as correct by the chairman of Murat and the resignations and acknowledgements, referred to are delivered to the Purchaser's Solicitors; and

Part B

Other Sellers' Obligations
- --------------------------

Save as otherwise set out in this agreement, at Completion the Other Sellers shall deliver to the Purchaser or the Purchaser's Solicitors duly executed transfers in respect of the Shares in favour of the Purchaser or such person as the Purchaser may nominate and share certificates for the Shares in the name of the relevant transferors and any power of attorney under which any transfer is executed on behalf of any Seller or nominee.

Part C

Purchaser's Obligations
- -----------------------

At Completion the Purchaser shall:

1. deliver to the Seller or the Seller's Solicitors a copy of the minutes of a duly held meeting of the directors of the Purchaser authorising the execution by the Purchaser of this agreement, the Pledge Novation Agreement, the Supply Novation Agreement, the Escrow Letter and any local share transfer agreements (such copy minutes being certified as correct by the secretary of the Purchaser);

2. deliver to the Seller or the Seller's Solicitors (or any other person that the Seller shall nominate) a counterpart of the Pledge Novation Agreement, the Supply Novation Agreement, the Escrow Letter, the Assignment Agreements and any local share transfer agreements, duly executed by the Purchaser; and

3. pay to the Seller's Solicitors by way of telegraphic transfer the Consideration payable in respect of the Shares, subject to the provisions of Part G of this Schedule.
        ------         --------

Immediately following Completion, the Purchaser shall procure that Holding shall pay to the Seller on behalf of Fuisz Technologies and Murat shall pay the Seller on behalf of Fuisz Holdings an amount equal to their respective share of the Shareholder's Loans.

Part D

Seller's and Fuisz Technologies' Obligations
- --------------------------------------------

At Italian Completion the Seller and/or Fuisz Technologies shall:-
- ------------------------------------------------------------------

1.   deliver to the Purchaser or the Purchaser's Solicitors:-

     (A) duly executed transfers in respect of the Istoria Shares in favour of the Purchaser or such person as the Purchaser may nominate and share certificates for the Shares in the name of the relevant transferors and any power of attorney under which any transfer is executed on behalf of the Seller, any Other Seller or nominee;

     (B) the Istoria Termination Agreement duly executed by the Seller and Istoria;

2. deliver to the Purchaser (or to any person whom the Purchaser may nominate as agent for Istoria) such of the following as the Purchaser may require:-

     (A) the statutory books (which shall be written up to but not including the Italian Completion Date) and/or extract from the relevant commercial register, the certificate of incorporation (and any certificate of incorporation on change of name) and current constitutional documents of Istoria;

     (B) a copy of the minutes of a duly held meeting of the directors of the Seller authorising the execution by the Seller of the Istoria Termination

        Agreement (such copy minutes being certified as correct by the secretary of the Seller);

3. procure the present directors and secretary (if any) of Istoria to resign their offices as such and to relinquish any rights which they may have under any contract of employment with Istoria or under any statutory provision including any right to damages for wrongful dismissal, redundancy payment or compensation for loss of office or unfair dismissal, such resignations to be tendered at the shareholders' meetings referred to in paragraph 4;
     -----------

4.   procure that at the Istoria Meetings to be held on 17th November, 1999:-

     (A) the resignations of the directors and secretary referred to in paragraph 3 above shall be tendered and accepted so as to take effect
         -----------
         at the close of the meeting unless otherwise requested by the Purchaser and each of the persons tendering his resignation shall deliver to Istoria an acknowledgement executed in accordance with applicable law that he has no claim against Istoria for breach of contract, compensation for loss of office, redundancy or unfair dismissal or on any other account whatsoever and that no agreement or arrangement is outstanding under which Istoria has or could have any obligation to him;

     (B) those existing instructions to banks concerning the resigning directors only shall be revoked and new instructions shall be given to such banks in such form as the Purchaser may direct;

     (C) each of the persons nominated by the Purchaser shall be appointed directors such appointments to take effect on the Italian Completion Date and the shareholders resolve to hold a meeting of the board of directors in order to appoint the chairman and/or managing director of the board of directors either at or following Italian Completion; and

     (D) the Memorandum and Articles of Association of Istoria ("Statuto") be amended such that the situation of the registered office and name of Istoria shall be changed to such address and name as the Purchaser may nominate; and

     procure that minutes of the duly held shareholders meeting and board meeting, certified as correct by the secretary of any director of Istoria are delivered to the Purchaser's Solicitors to the extent possible in accordance with applicable law.

Part E

Other Sellers' Obligations
- --------------------------

Save as otherwise set out in this agreement, at Italian Completion the Other Sellers shall deliver to the Purchaser or the Purchaser's Solicitors duly executed transfers in respect of the Istoria Shares in favour of the Purchaser or such person as the Purchaser may nominate and share certificates for the Istoria Shares in the name of the relevant transferors and any power of attorney under which any transfer is executed on behalf of any Other Seller or nominee.

Part F

Purchaser's Obligations
- -----------------------

At Italian Completion the Purchaser shall:-

1. deliver to the Seller or the Seller's Solicitors a copy of the minutes of a duly held meeting of the directors of the Purchaser authorising the execution by the Purchaser of the Istoria local share transfer agreement (such copy minutes being certified as correct by the secretary of the Purchaser);

2. deliver to the Seller or the Seller's Solicitors (or any other person that the Seller shall nominate) a counterpart of the Istoria local share transfer agreements, duly executed by the Purchaser.

Part G

Italian Consideration and the Escrow Letter
- -------------------------------------------

1. Immediately following Completion and until Italian Completion, the Seller's Solicitors shall hold an amount equal to the Italian Consideration on the terms of the Escrow Letter.

2. At Italian Completion, the Seller and the Purchaser shall procure that their respective authorised signatory (as defined in the Escrow Letter) shall each sign a notice in writing to the Escrow Agent (as defined in the Escrow Letter) instructing the Seller's Solicitors in its capacity as Escrow Agent to release to the Seller an amount equal to the Italian Consideration together with accrued interest thereon.

                                  Schedule 2

                                 (Warranties)

The Seller and Fuisz Technologies warrant to the Purchaser as follows:-

1.   Ownership of the Shares

     Each of the Seller, Fuisz Technologies and the Other Sellers is the sole beneficial owner of the Shares set opposite his name in Schedule 4
                                                             ----------
     (Ownership of the Shares), and such shares in aggregate constitute the entire issued share capital of the Companies.

2.   Capacity of the Seller, Fuisz Technologies and the Other Sellers

2.1 The Seller, Fuisz Technologies and the Other Sellers have the requisite power and authority to enter into and perform this agreement.

2.2 This agreement constitutes and the other documents executed by the Seller which are to be delivered at Completion will, when executed, constitute binding obligations of the Seller in accordance with their respective terms.

2.3 The execution and delivery of, and the performance by the Seller and Fuisz Technologies of their respective obligations under, this agreement will not:-

     (A) result in a breach of any provision of the memorandum or articles of association (or the equivalent constitutional documents) of the Seller, Fuisz Technologies or of any of the Companies; or

     (B) result in a breach of, or constitute a default under, any instrument to which the Seller, Fuisz Technologies or any Company is a party or by which the Seller, Fuisz Technologies or any Company is bound; or

     (C) result in a breach of any order, judgment or decree of any court or governmental agency to which the Seller, Fuisz Technologies or any Company is a party or by which the Seller, Fuisz Technologies or any Company is bound; or

     (D) require the consent of its shareholders, or the shareholders of any Company or of any other person.

3.   Arrangements between each Company and the Seller

     Other than the Shareholder's Loans, no indebtedness (actual or contingent) and no contract or arrangement (other than at arm's length) is outstanding between any Company and the Seller or any member of the Retained Group or any of the other Companies or any person who is a director of or connected with the Seller or with any such member.

4.   Other Interests of the Seller

     Neither the Seller nor any director of or, to the knowledge of the Seller and Fuisz Technologies, any person connected with the Seller has any interest, direct or indirect, in any business which competes or is likely to compete with any business now carried on by any of the Companies or intends to acquire any such interest.

5.   Corporate Structure, etc.

5.1 The Shares comprise the whole of the issued and allotted share capital of the Companies and all of them are fully paid up.

5.2 There is no agreement or commitment outstanding which calls for the allotment, issue or transfer of, or accords to any person the right to call for the allotment or issue of, any shares (including the Shares) or debentures in or securities of any of the Companies.

5.3 None of the Companies has subsidiaries nor has any participating or other interest in the share capital of any other body corporate.

5.4 No Company acts or carries on business in partnership with any other person or is a member (otherwise than through the holding of share capital) of any corporate or unincorporated body, undertaking or association (other than a trade association) or holds or is liable on any share or security which is not fully paid up or which carries any liability.

5.5 No Company has any branch, agency, place of business or permanent establishment outside:

     (A)  France (in the case of Murat);

     (B) Germany (in the case of Beteiligungs, Holding or Pharma); or

     (C)  Italy (in the case of Istoria).

6.   Options, Mortgages and Other Encumbrances

6.1 There is no option, right to acquire, mortgage, charge, pledge, lien or other form of security or encumbrance or equity on, over or affecting the Shares or any of them and there is no agreement or commitment to give or create any and no claim has been made by any person to be entitled to any.

6.2 Save for the Knoll Pledge and the Murat Pledges, no option, right to acquire, mortgage, charge, pledge, lien (other than a lien arising by operation of law in the ordinary course of trading) or other form of security or encumbrance or equity on, over or affecting the whole or any part of the undertaking or assets of any of the Companies is outstanding and there is no agreement or commitment to give or create any and no claim has been made by any person to be entitled to any.

7.   Accuracy and Adequacy of Information

7.1 The Management Presentations represent a fair view of the business of the relevant Company, save that any projections contained within the Management Presentations have been prepared in good faith and reasonably and fairly represent the opinions of the directors of the relevant Company as to their content.

7.2  The information given in Schedule 5 (Basic Information about the Company)
                              ----------
     is true and accurate in all respects.

7.3 The copies of the constitutional documents (including commercial register excerpts) of each of the Companies which have been supplied to the Purchaser or the Purchaser's Solicitors are complete and accurate in all material respects, have attached to them copies of all resolutions and other documents required by law to be so attached and fully set out the rights and restrictions attaching to each class of share capital of the Company to which they relate.

7.4 The statutory books (including all registers and minute books) of each of the Companies have been properly kept and contain an accurate and complete record of the matters which should be dealt with in those books and no notice or allegation that any of them is incorrect or should be rectified has been received.

7.5 All documents which should have been delivered by each Company to the relevant company registry or court have been properly so delivered.

8.   Accounts

8.1  The Accounts:-

     (A) were prepared in accordance with accountancy practices generally accepted in:

         (i)   France (in the case of Murat);

         (ii)  Germany (in the case of Beteiligungs, Holding and Pharma); or

         (iii) Italy (in the case of Istoria),

         at the time they were prepared;

     (B) are complete and accurate in all material respects and in particular include a provision reasonably regarded as adequate for bad and doubtful debts, for old depreciated and unsaleable stock and for Taxation on profits (whether of an income or capital nature) relating to any period ending on or before the date to which they are respectively made up;

     (C) show a true and fair view of the state of affairs of the Company or its equivalent in the jurisdiction in which it was incorporated at the accounting reference date to which the Accounts relate; and

     (D) are not affected by any unusual or non-recurring items except to the extent stated therein.

8.2 The accounting records of each Company have been kept on a proper and consistent basis (no change in the methods or bases of valuation or accountancy treatment having been made for at least two years prior to the Accounts Date or since, are up-to-date and contain complete and accurate details of the business activities of the relevant Company and of all matters required by local law to be entered in them.

9.   Interim Accounts

     The Interim Accounts:

     (A) have been prepared on a basis consistent with the interim accounts prepared in the last three years, and in accordance with the same accounting principles, standards and practices applied in the preparation of the Accounts with all reasonable care and attention;

     (B) reflect with reasonable accuracy the accounting records of the relevant Company; and

     (C) reasonably and fairly represent the state of affairs, and profit (or loss) of the relevant Company as at and for the period in respect of which they have been prepared.

10.  Management Accounts

     The Management Accounts:

     (A) have been prepared on a basis consistent with the management accounts prepared in the last three years, and in accordance with the same accounting principles, standards and practices applied in the preparation of the Accounts with all reasonable care and attention;

     (B) reflect with reasonable accuracy the accounting records of the relevant Company; and

     (C) reasonably and fairly represent the state of affairs, and profit (or loss) of the relevant Company as at and for the period in respect of which they have been prepared.

11.  Events Since the Accounts Date

11.1 Since the Accounts Date:-

     (A) there has been no material adverse change in the financial position or prospects of any of the Companies;

     (B) the business of each of the Companies has been carried on in the ordinary and usual course and in the same manner (including nature and scope) and no unusual or onerous contract differing from the routine contracts necessitated by the nature of its trade has been entered into by any Company;

     (C) no asset of a value in excess of US$25,000 has been acquired or disposed of on capital account or has been agreed to be acquired or disposed of and no contract involving expenditure by it on capital account has been entered into by any of the Companies;

     (D) there has been no unusual increase or decrease in the level of the stock of any of the Companies;

     (E) no debts or other receivables and no trading stock, goods, plant, machinery or equipment of any Company have been factored or sold or agreed to be sold, apart from the sale of trading stock to trade customers or the public on that Company's standard terms of business in the routine course of trading;

     (F) no Company has offered price reductions or discounts or allowances on sales of trading stocks or services or provided them at less than cost to an extent which may materially affect its profitability;

     (G) no resolution of any Company has been passed;

     (H) no change in the accounting reference period of any Company has been made;

     (I) no Company has declared, authorised, made or paid to its members any dividend, capital repayment, hidden profit distribution or other distribution;

     (J) no Company has allotted or issued or agreed to issue or granted an option or other right to acquire any share capital; and

     (K) no Company has redeemed or purchased or offered or agreed to redeem or purchase any of its share capital.

11.2 All book debts shown in the Accounts have been realised for an aggregate sum not being less than that shown in the Accounts and no indication has been received that any debt now owing to any Company is bad or doubtful.

12.  Work in Progress and Stock-in-Trade

12.1 All work in progress represented in the Accounts has been valued on a basis excluding profit and including adequate provision for losses which are or could reasonably be anticipated.

12.2 All stock-in-trade represented in the Accounts was valued at the lower of cost or net realisable value. None of the stock-in-trade of any Company is obsolete or slow moving or out of date or demand or likely to realise less than its book value.

12.3 The amounts of raw materials, work in progress, finished goods and packaging and promotional material held or ordered by each Company are appropriate and normal for its present level of business.

13.  Completion Net Cash Assets

     The Completion Net Cash Assets are, in respect of Murat, Beteiligungs, Holding and Pharma, not less than US$864,000 and, in respect of Istoria, not less than US$708,000. For the purpose of calculating the amount of the Completion Net Cash Assets for this warranty, the relevant exchange rate shall be the US dollar: euro spot exchange rate on the Completion Date.

14.  Contracts and Commitments

14.1 The Disclosure Letter lists every current Material Contract entered into by or on behalf of each Company. For the purposes of this warranty 14.1, "Material Contract" means any contract for the distribution, sale, licence or supply of a medicinal or pharmaceutical product which accounts for 5% or more of the profit or turnover of any Company.

14.2 No Company is under any obligation, nor is it a party to any contract, which cannot readily be fulfilled or performed by it on time and without unusual expenditure of money or effort.

14.3 No Company is a party to or has any liability (present or future) under any guarantee or indemnity or letter of credit or any leasing, hiring, hire purchase, credit sale or conditional sale agreement or has entered into any other contract or commitment involving, or likely to involve, obligations or expenditure of an unusual or exceptional nature or magnitude.

14.4 No Company is a party to any contract or arrangement which restricts its freedom to carry on its business in any part of the world in such manner as it may think fit, or to any agency, distributorship or management agreement.

14.5 No Company is and the Seller is not aware of any breach of, or any invalidity, or grounds for determination, rescission, avoidance or repudiation of, any contract to which any Company is a party or of any allegation of such a thing.

14.6 Except for any guarantee or warranty implied by law or contained in its standard terms of business (a copy of which is attached to the Disclosure Letter), no Company has given any guarantee, indemnity, warranty, or made any representation, in respect of services supplied or contracted to be supplied by it or accepted any liability or obligation that would apply after any such services had been supplied by it.

14.7 No Company is a party to any joint venture agreement or arrangement or any agreement or arrangement under which it is to participate with any other in any business.

14.8 No Company is a party to any contract which falls within any of the cases specified below:-

     (A) the contract is of a value which has material consequences in terms of expenditure or revenue expectations or it relates to matters not within the ordinary business of that member or it constitutes a commercial transaction or arrangement deviant from the usual pattern for that member; or

     (B) the contract is of three years or greater duration, or if it is less than of three years' duration, it is of a length which significantly exceeds what is normal in the circumstances; or

     (C) the contract can be terminated in the event of any change in the underlying ownership or control of that Company or would be materially and adversely affected by such change;

     and for this purpose "contract" includes any understanding, arrangement or commitment however described.

15.  Insider Contracts

     There is not, and there has not at any time during the last two years been, any contract or arrangement to which any Company is, or was, a party and in which the Seller or any director of the Company or any person connected with any such director is, or has been, interested, either directly or indirectly, and no Company is a party to, nor have its profits or financial position during that period been affected by, any contract or arrangement which was not of an entirely arm's length nature; in particular, without limitation, no Company has transferred any assets to another such member except at market value.

16.  Powers of Attorney

     No Company has given any power of attorney or other authority (express, implied or ostensible) which is still outstanding or effective to any agent, broker or person to enter into any contract or commitment on its behalf.

17.  Grants and Allowances

     No Company has applied for or received any grant, allowance, aid or subsidy from any supranational, national or local authority or government agency during the last six years

18.  Terms of Trade

18.1 During the three years preceding the date of this agreement there has been no substantial change (apart from normal price changes) in the bases or terms on which any person has entered into contracts with any Company and no change of that kind has been notified to any Company in writing.

18.2 No substantial customer or supplier of any Company has during the 12 months preceding the date of this agreement ceased or indicated an intention to cease trading with or supplying to that Company or, so far as the Seller or Fuisz Technologies is aware, is likely to reduce substantially its trading with or supplies to that Company and there is no contract to which any Company is a party which by reason of the sale of the Shares gives any other contracting party the right to terminate any contract of, or to impose any obligation (whether to make payment or otherwise) on, any Company and so far as the Seller is aware (without making due and careful enquiries) the attitude or actions of customers, suppliers, employees and other persons with regard to the Companies will not be prejudicially affected by the execution of this agreement or Completion.

19.  Substantial Dependence

     Neither in the financial period ending on the Accounts Date nor in the period since the Accounts Date has any person (together with other persons connected with him) purchased from or sold to any Company more than 10 per cent. of the aggregate amount of all sales or purchases made by that Company during such period, and there is no person (together with other persons connected with him) on whom any Company is substantially dependent or the cessation of transactions with whom would substantially affect the business of such a member.

20.  Licences

     All licences, consents and other permissions and approvals required for or in connection with the carrying on of the business now being carried on by each Company are described in the Disclosure Letter and are in full force and effect and all reports, returns and information required by law or as a condition of any licence, consent, permit or approval to be made or given to any person or authority in connection with the business of any Company have been made or given to the appropriate person or authority and there is no circumstance which indicates that any licence, consent, permission or approval is likely to be revoked or which may confer a right of revocation.

21.  Bank Accounts and Borrowings

21.1 Full details of all bank accounts maintained or used by each Company (including, in each case, the name and address of the bank with whom the account is kept and the number and nature of the account) and of all direct debit or standing order or similar authorities applicable to any of the accounts. Since the date of the most recent statement for each Company no payment out of any of the accounts has been made, except for routine payments in the ordinary course of trading, and the present balances are not substantially different from those shown in the statement. Amounts represented by cheques, warrants, mandates or other payment instructions issued or given by any Company which at the date of this agreement remain outstanding or unpaid or unperformed do not exceed in the aggregate US$100,000 (or its equivalent in euros) and will be duly paid by the relevant Company.

21.2 Full details of all overdraft, loan and other financial facilities available to each Company and the amounts outstanding under them are set out in the Disclosure Letter and the Seller has not and no Company has done anything whereby the continuance of any of those facilities might be affected or prejudiced.

21.3 The total amount borrowed by each Company from its bankers does not exceed its financial facilities and the total amount borrowed from whatsoever source does not exceed any limitation on its borrowing contained in that company's articles of association (or the equivalent documents) or to which it is otherwise subject.

21.4 No event which is or, with the passing of any time or the giving of any notice, certificate, declaration or demand, would become an event of default under or any breach of any of the terms of any loan capital, borrowing, debenture or financial facility of any Company or would entitle any third party to call for repayment prior to normal maturity has occurred or been alleged.

22.  Insolvency

22.1 No order has been made and no resolution has been passed for the winding up of any Company or the Seller or for a provisional liquidator to be appointed in respect of any Company or the Seller and no petition has been presented and no meeting has been convened for the purpose of winding up any Company or the Seller.

22.2 No distress or execution or other similar proceeding has been levied or enforced upon or sued out against all or part of the assets of any Company or the Seller.

22.3 No receiver has been appointed in respect of any Company or the Seller or all or any of its assets.

22.4 None of the Companies nor the Seller is insolvent, or unable to pay its debts or has stopped paying its debts as they fall due.

22.5 No voluntary assignment, arrangement or compromise with or for the benefit of its creditors generally has been proposed in respect of Company or the Seller.

22.6 No event analogous to any of the foregoing has occurred in or outside the principal jurisdiction in which any Company operates.

22.7 No unsatisfied judgment is outstanding against any Company or the Seller.

22.8 No loan capital, borrowed money or interest is overdue for payment, and no other obligation or indebtedness is outstanding which is substantially overdue for performance or payment.

23.  Product Liability

23.1 No Company has distributed, sold or provided any product or service which does not in any material respect comply with all applicable laws, regulations or standards or which is defective or dangerous or not in accordance with any representation or warranty, express or implied, given in respect of it.

23.2 All products distributed, sold or provided by or on behalf of each of the Companies comply, and have complied, with their applicable specification and Marketing Authorisation.

23.3 No Company has received a prohibition notice, a notice to warn or a suspension notice under any consumer protection legislation.

24.  Regulatory and Compliance

24.1 All Marketing Authorisations relating to the Companies are listed in the Disclosure Letter.

24.2 All Marketing Authorisations are in force and not invalid to the extent required by applicable laws and regulations.

24.3 So far as the Seller or Fuisz Technologies is aware , there is no material pending or threatened compulsory regulatory action against any Company and neither the Seller, Fuisz Technologies nor any Company has received any notice from a governmental authority claiming that any product manufactured, distributed, sold or supplied by or on behalf of any Company or related promotional activity is in any way not in full compliance with the requirements of such authority.

25.  Litigation

     No Company is engaged in any litigation, arbitration or mediation, administrative, Tax or criminal proceedings, whether as claimant, plaintiff, defendant or otherwise, and no litigation, arbitration or mediation, administrative, Tax or criminal proceedings by or against any Company is pending, threatened or expected and so far as the Seller or Fuisz Technologies is aware (having made due and careful inquiry), there is no fact or circumstance likely to give rise to any such litigation, arbitration or mediation, administrative, Tax or criminal proceedings or to any proceedings against any director or employee (past or present) of any Company in respect of any act or default for which such Company might be vicariously liable.

26.  Delinquent and Wrongful Acts

26.1 No Company has committed nor is it liable for any criminal, illegal, unlawful or unauthorised act or breach of any obligation or duty whether imposed by or pursuant to statute, contract or otherwise, and no claim that it has or is remains outstanding against that Company.

26.2 So far as the Seller is aware , no Company has received notification that any investigation or inquiry is being or has been conducted by any governmental or other body in respect of the affairs of the Company and the Seller is not aware of any circumstances which would give rise to such investigation or inquiry.

27.  Ownership and Condition of Assets

27.1 All assets used by any Company in the course of its business of the distribution of pharmaceutical products or which are necessary for the continuation of that business as it is now carried on are both legally and beneficially owned by that Company free from any third party rights and all such assets are included in the Accounts.

27.2 Each of the assets included in the Accounts or acquired by the Company since the Accounts Date is owned both legally and beneficially by the Company free from any third party rights, and each of those assets capable of possession is in the possession of the Company.

27.3 All vehicles and office equipment used by any Company in connection with its business is in good repair and condition, reasonable wear and tear excepted, regularly maintained and capable of being properly used in connection with the business of that Company and none is dangerous or in need of renewal or replacement.

27.4 No Company has agreed to acquire any asset on terms that the property in it does not pass until full payment is made.

28.  Property

28.1 The Properties together constitute the only property owned, used or occupied by the Companies or in respect of which any Company has any estate, interest, right or liability. Each of the Properties is used and occupied for the purpose of the business of the relevant Company.

28.2 None of the Companies is a party to any outstanding dispute, claim or proceeding relating to the Properties.

28.3 The Companies are in physical possession and actual occupation of the Properties on an exclusive basis. No person has or will have any right to possession, occupation or use of any Property other than the relevant Company.

28.4 Other than the Murat Pledges, there are no mortgages or charges, legal or equitable, fixed or floating, over the Properties and no person has or claims to have any lien on any of the Properties or the documents of title.

28.5 None of the Companies is a party to any agreements for sale, agreements for lease, options, rights of pre-emption or of extraordinary maintenance, repair or restructuring or similar matters affecting the Properties.

28.6 No enforcement notice, stop notice, breach of condition notice or revocation, modification or discontinuance order affecting the Properties and which is still subsisting has been served on any of the Companies and there is no notice which is still outstanding that any use, extraordinary maintenance, repair or restructuring or development of the Properties has been carried out in breach of any required permissions and consents or of applicable planning legislation.

28.7 No notice of any breach of any statute, order or regulation relating to the Properties, or the employment of persons or the use of any fixtures, machinery or chattels in it has been served on any of the Companies and there are no outstanding requirements of any competent authority which have been notified to the Seller or any Company. The Properties comply with the current requirements of the relevant insurers.

28.8 Neither the Seller nor any Company are aware of any disrepair at the Relevant Properties which would require the expenditure of any substantial sum of money by any Company.

28.9 All electrical and fire or smoke extinguishing or defection installations/apparatus in the Relevant Properties have been inspected/tested within the last twelve months and there are no matters outstanding as a result of such inspection.

29.  Insurances

29.1 Details of the insurance policies in respect of which any Company has an interest are set out in the Disclosure Letter, all such policies are in full force and effect and are not void or voidable, no claims are outstanding and neither the Seller nor any Company has received notice of an event having occurred which might give rise to any claim.

29.2 Neither the Seller nor any Company is aware of any claims whether current, pending or threatened which may give rise to a claim under any insurance policy.

30.  Environmental

30.1 All HSE Permits have been obtained and are in full force and effect and no HSE Permits will expire or require renewal within five years of the date of this agreement. No material expenditure (whether of an operating or capital nature) is required in order to comply with HSE Permits.

30.2 No circumstances exist which could result in and the sale of Shares under this agreement will not result in (a) the variation, limitation or revocation of any HSE Permit or (b) any HSE Permit not being extended, renewed or granted.

30.3 None of the Properties is polluted or contaminated or has been used for any purpose which has or is reasonably likely to have resulted in pollution or contamination. No pollution or contamination from any Property has migrated to or otherwise affected any other property.

30.4 The Company is not and has not been involved in any litigation proceedings, claim or complaint by any person under HSE Laws or in relation to HSE Matters, none is threatened and, so far as the Seller is aware (having made due and careful inquiry), none is likely to arise. At no time has any Company received any notice or communication or information alleging any liability in relation to HSE Matters or that any works are required or stating or suggesting that there is or might be any pollution, contamination or nuisance at or from the Relevant Properties.

30.5 All audits and other assessments, reviews and reports in the possession or control of the Seller or any Company relating to HSE Matters have been disclosed.

30.6 All information provided to the Purchaser or its advisers by or on behalf of the Seller in relation to HSE Matters on or prior to the date of this agreement is complete and accurate.

31.  Intellectual Property

31.1 Details of all rights in registered Intellectual Property owned by any Company are set out in Part A of Schedule 7 (Intellectual Property). Such
                            ------    ----------
     rights are valid and enforceable and are owned legally and beneficially by the relevant Company, free from all options, charges and encumbrances and all renewal fees and steps required for their maintenance or protection have been paid or taken.

31.2 Details of all business names, trade names, unregistered trade marks and other signs used in the business of the Companies are set out in Part B of
                                                                      ------
     Schedule 7 (Intellectual Property).  Other than the registered trade marks
     ---------
     set out in Part A of Schedule 7 (Intellectual Property) and the names and
                                      ----------------------
     marks set out in Part B of Schedule 7 (Intellectual Property) no Company
                      -------   ---------
     uses or otherwise carries on its business or trades under any name other than its corporate name.

31.3 Details of all licences granted to or by any Company in respect of any Intellectual Property and/or Business Information are set out in Part C of
                                                                      ------
     Schedule 7 (Intellectual Property) and none of the parties thereto are in
     ----------
     material breach of any such licence.

31.4 The Intellectual Property and Business Information owned by and licensed to the Companies is all the Intellectual Property and Business Information that is necessary to carry on the business of each Company in the same manner that it is presently carried on.

31.5 Except as listed in Part C of Schedule 7 (Intellectual Property), no
                         ------    ----------
     Company has granted or is obliged to grant any licence, sub-licence or assignment in respect of any Intellectual Property owned or used by that Company or has disclosed or is obliged to disclose any Confidential Business Information of that Company to any person.

31.6 No Company has nor any party with which such Company has contracted is in breach of any licence, sub-licence or assignment granted to or by it in respect of any Intellectual Property owned or otherwise Required for the Business of that Company or of any agreement under which any Business Information was or is to be made available to it.

31.7 The processes and methods employed, products or services supplied or provided and the businesses conducted by or on behalf of any Company within the last six years do not, and/or at the time of being employed, provided or conducted did not, infringe the rights of any other person in any Intellectual Property or Business Information.

31.8 There is no, nor has there been at any time within the last six years any, unauthorised use or infringement or any action which may result in a potential infringement by any person of any of the Intellectual Property or Confidential Business Information owned or otherwise Required for the Business of any Company.

32.  Information Technology

32.1 Details of the Information Technology owned or used by each Company and all agreements or arrangements relating to the maintenance and support (including escrow agreements relating to the deposit of source codes), security, disaster recovery management and utilisation (including facilities management and computer bureau services agreements) of the Information Technology owned or used by each Company are set out in Part D
                                                                         ------
     of Schedule 7 (Intellectual Property).  For the purposes of this paragraph
        ----------                                                    ---------
     32, "Information Technology" means computer hardware, software, networks
     --
     and/or other information technology and any aspect or asset of a business which relies on computer hardware, software, networks and/or other information technology (whether embedded or otherwise).

32.2 All Information Technology used by or required to carry on the business of each Company and fulfil its existing contracts and commitments is either owned by or validly leased or licensed to that Company.

32.3 There are no material defects relating to the Information Technology owned or used by any Company and the Information Technology owned or used by each Company has the capacity and performance necessary to fulfil the present and foreseeable requirements of such Company.

32.4 The Information Technology owned or used by each Company is fully Year 2000 Compliant and will not cease to be so prior to, during or after the year 2000. The process of achieving Year 2000 Compliance for each item of Information Technology owned or used by each Company has not and will not have a detrimental effect on the performance or functionality of such Information Technology. For the purposes of this paragraph 33, "Year 2000
                                                       ------------
     Compliant" means that neither performance nor functionality is or will be affected by dates prior to, during or after the year 2000 and in particular (but without limitation):-

     (A) no value for current date causes or will cause any interruption in operation;

     (B) date-based functionality behaves and will behave consistently for dates prior to, during and after the year 2000;

     (C) in all interfaces and data storage, the century in any date is and will be specified either explicitly or by unambiguous algorithms or inferencing rules; and

     (D) the year 2000 is and will be recognised as a leap year.

32.5 So far as the Seller and Fuisz Technologies are aware, all Information Technology owned or used by any customers or suppliers of any Company or any third parties which any Company is dealing with is Year 2000 Compliant and will not cease to be so prior to, during or after the year 2000. So far as the Seller and Fuisz Technologies are aware, the process of achieving Year 2000 Compliance for each item of Information Technology owned or used by each such third party has not and will not have a detrimental effect on the manner in which such items communicate with each other or with any other Information Technology.

33.  Employment

33.1 A list of the names, jobs, labour classifications, employment seniority, accrued severance pay and short details of the terms of employment of every employee of each Company and the years of continuous service for redundancy purposes of that employee are set out in the Disclosure Letter.

33.2 Full particulars of the terms of all agency, consultancy agreements and analogous arrangements with each Company are contained in the Disclosure Letter.

33.3 Full details of any benefit received by any employee or agent otherwise than in cash, and of any benefit received by any employee in cash which is related to sales, profits or performance, or which is otherwise variable (other than normal overtime), are set out in the Disclosure Letter.

33.4 Any contract of employment with any director, statutory auditor or consultant to which any Company is a party can be terminated by the employing company without damages or compensation (other than that payable by statute) by giving at any time only the minimum period of notice applicable to that contract.

33.5 No director of any Company is under notice of dismissal and no amount due to or in respect of any director is in arrears and unpaid other than his salary for the month current at the date of this agreement.

33.6 Since the Accounts Date, no change has been made in the emoluments or other terms of engagement of any director, employee or agent of any Company, and no such change is required within six months from the date of this agreement.

33.7 No Company is paying, or is under any liability (actual or contingent) to pay or secure (other than by payment of employers' contributions under national insurance or social security legislation), to or for the benefit of any person any pension or other benefit on retirement, death or disability or on the attainment of a specified age or on the completion of a specified number of years of service.

33.8 No Company has outstanding undischarged liability to pay to any governmental or regulatory authority in any jurisdiction any contribution, Taxation or other impost arising in connection with the former or current employment or engagement of personnel by such Company.

33.9 Each Company has at all relevant times complied with all its obligations under statute or collective bargaining agreements and otherwise concerning the health and safety at work of its employees or former employees, and there are no claims capable of arising or threatened or pending by any former or current employee or third party in respect of any accident or injury which are not fully covered by insurance.

33.10 All individual or collective dismissals or dismissal procedures to which any of the Companies had recourse has been implemented in full compliance with applicable laws and collective bargaining agreements and there are no outstanding payments to be made thereunder or claims capable of arising or threatened or pending in connection therewith.

34.   The Accounts and Tax

34.1 No Company has any liability in respect of Taxation (whether actual or contingent) which is not disclosed or properly provided for in the Accounts and, in particular, has no outstanding liability for:-

      (A) Taxation in any part of the world assessable or payable by reference to profits, gains, income or distributions earned, received or paid or arising or deemed to arise on or at any time prior to the Accounts Date or in respect of any period ending on or before the Accounts Date; or

      (B) for purchase, value added, sales or other similar or indirect tax in any part of the world referable to transactions effected or events occurring on or before the Accounts Date,

      that is not properly provided for in the Accounts.

34.2 The amount of the provision for deferred Taxation in respect of each Company contained in the Accounts was, at the Accounts Date, adequate and fully in accordance with accountancy practices generally accepted in:

      (A) France (in the case of Murat);

      (B) Germany (in the case of Beteiligungs, Holding or Pharma); or

      (C) Italy (in the case of Istoria),

      and commonly adopted by companies carrying on businesses similar to those carried on by that Company in that jurisdiction.

34.3 All refunds in respect of Tax received before the Accounts Date or accounted for as a receivable in the Accounts have been duly received or, so far as the Seller and Fuisz Technologies are aware, will be honoured in full in accordance with applicable tax laws.

35.   Tax Events Since the Accounts Date

      Since the Accounts Date:-

      (A) no Company has declared, made or paid any distribution for tax purposes;

      (B) no accounting period of any Company has ended;

      (C) there has been no disposal of any asset (including trading stock) or supply of any service or business facility of any kind (including a loan of money or the letting, hiring or licensing of any property whether tangible or intangible) in circumstances where the consideration actually received or receivable for such disposal or supply was less than the consideration which could be deemed to have been received for Tax purposes;

      (D) no event has occurred which will give rise to a Tax liability on any Company calculated by reference to deemed (as opposed to actual) income, profits or gains or which will result in any Company becoming liable to pay or bear a Tax liability directly or primarily chargeable against or attributable to another person, firm or company;

      (E) no disposal has taken place or other event occurred which will or may have the effect of crystallising a liability to Taxation which should have been included in the provision for deferred Taxation contained in the Accounts if such disposal or other event had been planned or predicted at the Accounts Date;

      (F) no Company has made any payment or incurred any obligation to make a payment which will not be deductible in computing trading profits for the purposes of any corporate Taxation (including IRAP ("Imposta regionale Sulle attavita produttive") in the case of Istoria) or as a management expense of an investment company, save for payments made on or obligations incurred at a rate no greater than in the corresponding part of the accounting period ending on the Accounts Date;

      (G) no Company has been a party to any transaction for which any Tax clearance provided for by statute has been or could have been obtained;

      (H) no Company has paid or become liable to pay or acted (directly or through an agent or other representative) in such manner as to incur a liability (or potential liability) to pay any interest or penalty in connection with any tax or otherwise paid any Tax after its due date for payment or become liable to pay any Tax the due date for payment of which has passed or become prospectively liable to pay any Tax the due date for payment of which will arise in the 30 days after the date of this agreement.

36.   Tax Returns, Disputes, Records and Claims, etc.

36.1 Each Company has made or caused to be made all proper returns required to be made, and has supplied or caused to be supplied all information required to be supplied, to any revenue authority.

36.2 There is no dispute or disagreement outstanding nor is any contemplated by the Seller or Fuisz Technologies at the date of this agreement with any revenue authority regarding liability or potential liability to any Tax or duty (including in each case penalties or interest) recoverable from any Company or regarding the availability of any relief from Tax or duty to any Company and there are no circumstances (including, without limitation, any questionnaires for the determination of estimated income, Tax Police Minutes, requests for payment or assessments) which make it likely that any such dispute or disagreement will commence.

36.3 No ongoing assessment, inspection or verification concerning Tax has been started, or completed since the Accounts Date, by the competent authorities in the relevant Tax jurisdiction of any of the Companies.

36.4 Each Company has sufficient records relating to past events, including any elections made, to calculate the tax liability or relief which would arise on any disposal or on the realisation of any asset owned at the Accounts Date by that Company or acquired by that Company since that date but before Completion.

36.5 Each Company has duly submitted all claims and disclaimers or withdrawals of claims which have been assumed to have been made for the purposes of the provision for Tax in the Accounts.

36.6 The amount of tax chargeable on any Company during any accounting period starting within the past six years and ending on or before the Accounts Date has not, to any material extent, depended on any concession, agreement or other formal or informal arrangement with any revenue authority, including.

36.7 No Company has received any notice from any revenue authority, including the Inland Revenue, which required or will or may require such member to withhold tax from any payment made since the Accounts Date or which will be made after the date of this agreement.

37.  Value Added Tax

37.1 Murat is registered for the purposes of VAT and has made, given, obtained and kept full, complete, correct and up-to-date records, invoices and other documents appropriate or required for those purposes and is not in arrears with any payment or returns due and has not been required to give any security in respect thereof.

37.2 In respect of Istoria for the last five years:

     (A) the Company has correctly issued invoices and/or other documents for all transactions subject to VAT (including self invoices);

     (B) the Company has duly and in timely fashion recorded all invoices issued as well as received;

     (C) the Company has duly and in timely fashion calculated and paid VAT due on a monthly, quarterly or annual basis (as required);

     (D) the Company has applied the correct VAT rate for all transactions carried out during such period;

     (E) the Company has duly and in timely fashion filed annual VAT returns and paid all VAT required and produced the necessary guarantee requested by the Italian tax authorities;

     (F) the Company has requested and/or obtained all applicable VAT refunds (if any);

     (G) in the case of VAT exempt transactions, if any, the Company has correctly calculated the deductible percentage of VAT on purchases; and

     (H) in the case of any exports, the Company has correctly calculated the plafond.

37.3 Each of the Companies has, to the extent required by law, all available original vouchers, certificates, invoices, credit notes or other documentation necessary to justify the deductions made for VAT contained in invoices from suppliers or service providers for goods or services received ("Vorsteuerabzug") and for any exemption from VAT for deliveries made or services performed, in particular for deliveries of goods to countries outside the European Union.

37.4 Each of the Companies has fulfilled its legal obligations in respect of withholding VAT on consideration due to foreign suppliers or service providers for deliveries involving manufacturing work ("Werklieferungem") or other services received and has duly accounted for an amount equal to such withholdings to the relevant Tax authorities.

37.5 Each of the Companies has kept records as required by law for the purposes of VAT and is able to produce such records to the relevant Tax authorities in accordance with applicable law.

38.  Duties, etc.

     All value added tax, import duty and other taxes or charges payable to the relevant c customs department upon the importation of goods and all excise duties payable to customs department in respect of any assets (including trading stock) imported, owned or used by any Company have been paid in full.

39.  Tax on Disposal of Assets

     On a disposal of all its assets by any Company for:-

     (A) in the case of each asset owned by such Company at the Accounts Date, a consideration equal to the value attributed to that asset in preparing the Accounts; or

     (B) in the case of each asset acquired since the Accounts Date, a consideration equal to the consideration given for the acquisition,

     then either:-

         (i)   in respect of any asset falling within (A) above, the liability
                                                      ---
               to Tax (if any) which would be incurred by the Company in respect of that asset would not exceed the amount taken into account in respect of that asset in computing the maximum liability to deferred Taxation as stated in the Accounts; or

         (ii)  in respect of any asset within (B) above, no tax liability would
                                              ---
               be incurred by the Company in respect of that asset.

40.  Non-Deductible Revenue Outgoings

     No Company is under any obligation to make any future payment exceeding US$5,000 which will be prevented (whether on the grounds of being a distribution or for any other reason, other than that it is capital in nature) from being deductible for Tax purposes.

41.  Deductions and Withholdings

     Each Company has made all deductions in respect, or on account, of any Tax from any payments made by it which it is obliged by law to make and has accounted in full to the appropriate authority for all amounts so deducted.

42.  Intra-Group Transactions

     No Company has, at any time during the last six years, acquired any asset, provided any services or sold any goods from any other company which was, at the time of the acquisition, a member of the same group of companies as that member for the purposes of any Tax.

43.  Non-Arm's Length Transactions

     No Company is a party to any transaction or arrangement under which it may be required to pay for any asset or services or facilities of any kind an amount which is in excess of the market value of that asset or services or facilities or will receive any payment for any asset or services or facilities of any kind that it has supplied or provided or is liable to supply or provide which is less than the market value of that asset or services or facilities.

44.  Documentation

     The Companies have kept, in accordance with applicable law, all corporate or other types of books, including any registers and fiscal and/or accounting documentation, required to be kept in accordance with such applicable law.

45.  Tax Amnesty

     No Company has filed any amnesty in respect of Tax for any corporate income Tax and/or VAT purposes.

46.  Tax Residence

     Each Company is resident for Tax purposes only in:

     (A)  France (in the case of Murat);

     (B)  Germany (in the case of Beteiligungs, Holding and Pharma); and

     (C)  Italy (in the case of Istoria),

     and no Tax authorities in any other jurisdiction or country seek to, or have during the last six years sought to, charge Tax on any profits or gains of any Company.

                                  Schedule 3
                      (Seller's Limitations on Liability)

1.   Limitation on quantum and general

1.1 The Purchaser shall not be entitled in any event to damages or other payment in respect of any claim or claims under any of the Warranties in respect of any individual claim (or series of related claims with respect to related facts or circumstances):

     (A) unless and until the amount of that claim (or related claims, when aggregated) exceeds US$50,000 but, once the amount of that claim (or such related claims) has exceeded such sum, the Seller's and Fuisz Technologies liability shall arise in respect of the full amount of that claim (or such related claims) and not merely in respect of the excess over such sum; and

     (B) unless and until the amount of all claims made in respect of the Warranties exceeds US$500,000 but, once the amount of all such claims has exceeded such sum, the Seller's and Fuisz Technologies liability shall arise in respect of the full amount of all such claims and not merely in respect of the excess over such sum.

1.2  The provisions of paragraph 1.1 of this Schedule shall not apply in respect
                       -------------
     of any claim under the Warranties to the extent that such claim relates to those matters set out in paragraph 10(A)(ii) of this Schedule.
                              -------------------

1.3 The total aggregate liability of the Seller and Fuisz Technologies under the Warranties and sub-clauses 8.8 (A), (D), (E) and (F) and 8.14 shall not
                        ----------------------------------------------
     in any event exceed an amount equal to US$39,500,000.

1.4 The total aggregate liability of the Seller and Fuisz Technologies under sub-clauses 8.8(B) and (C) shall not in any event exceed an amount equal to US$3,954,000.

1.5 Each provision of this Schedule shall be read and construed without prejudice to each of the other provisions of this Schedule.

2.   Time limits for bringing claims

     No claim shall be brought against the Seller or Fuisz Technologies in respect of any of the Warranties unless the Purchaser shall have given to the Seller and Fuisz Technologies written notice of such claim specifying (in reasonable detail) the matter which gives rise to the claim, the nature of the claim and Purchaser's best estimates of the amount thereof:

     (A) subject to sub-paragraphs (B) and (C), on or before 30th April,
                    ------------------     ---
         2001;

     (B) on or before the sixth anniversary of the Completion Date in respect of any claims under the Tax Warranties or in respect of sub-clause 8.14;
                                                              ---------------
         or

     (C) on or before 30th June, 2000 in respect of any claims under paragraph
                                                                     ---------
         32 of Schedule 2 (Warranties).
         --    ----------

3.   Changes in Taxation

     The Seller and Fuisz Technologies shall not be liable under sub-clause 8.14
                                                                 ---------------
     or in respect of any breach of the Tax Warranties to the extent that such claim arises or the liability in respect thereof is increased from that which would exist under current legislation as at the date of Completion as a result of (i) any increase in rates of Taxation, or (ii) any change in legislation, relating to Taxation, or (iii) any change in published Revenue practice in each case occurring after the date of Completion and which affects matters occurring prior thereto.

4.   Voluntary Acts of Purchaser

     The Seller and Fuisz Technologies shall not be liable for any such claims under the Warranties or under sub-clause 8.14 as may arise after the date
                                   ---------------
     hereof to the extent that such claim would not have arisen but for a voluntary act or transaction carried out after the date hereof otherwise than in the ordinary course of business by the Purchaser or any Company and which the Purchaser knows or ought reasonably to have known at the Completion Date would give rise to a claim under the Warranties.

5.   Third Party Recovery

5.1 Where the Purchaser or any Company is entitled to recover from some third party any sum in respect of any matter giving rise to a claim for breach of the Warranties or under sub-clause 8.14 in relation to any Company and such
                             ---------------
     recovery may be made without financial detriment to the Purchaser (or if the Seller and Fuisz Technologies shall indemnify the Purchaser for the reasonable and proper costs incurred by the Purchaser) (excluding any increase in any insurance premium as a result of such claim being made), the Purchaser shall procure that such Company shall undertake reasonably appropriate steps to enforce such recovery and in the event that such a claim is successful, any recovery made shall abate the claim against the Seller and Fuisz Technologies by the amount so recovered less any reasonable and proper costs incurred by the Purchaser and not recovered from the Seller or Fuisz Technologies and any tax incurred in connection with the recovery from the third party.

5.2 If in relation to any Company the Seller or Fuisz Technologies has paid to the Purchaser any amount in respect of a claim for breach of the Warranties and the Purchaser or such Company subsequently receives or recovers from a third party a sum which is referable to such claim or obtains a relief or credit for Tax purposes or any other benefit which would not have arisen but for the circumstances giving rise to the claim or the settlement by the Seller or Fuisz Technologies, the Purchaser shall promptly repay to the Seller such portion of the amount of any cash benefit thereby received or recovered or of any reduction in liability to Tax realised therefrom (after deducting any costs and expenses incurred by the Purchaser or that Company in receiving or recovering the same and any Taxation relating thereto) up to the amount which has been paid by the Seller to the Purchaser or that Company in respect of such claim.

6.   No Double Recovery

     The Purchaser shall not be entitled to recover damages in respect of any claim for a breach of the Warranties or under sub-clause 8.14 or otherwise
                                                   ---------------
     obtain reimbursement or restitution more than once in respect of any one breach of the Warranties to the extent that such breach or claim relates to the same loss and reimbursement in full is received by the Purchaser in respect of each head of damage (where such breach or claim also constitutes a breach of any of the other Warranties).

7.   Notification of Claims

     Without prejudice to paragraph 1 of this Schedule 3 the Purchaser
                          -----------         ----------
     undertakes that it will following Completion without unreasonable delay upon becoming aware of any such claim or matter or thing notify the Seller and Fuisz Technologies in writing of any claim or any matter or thing which comes to its attention and which it believes is likely to give rise to a claim for breach of the Warranties.

8.   Reduction of Consideration

     Any amount recovered by the Purchaser from the Seller or Fuisz Technologies in respect of a breach of the Warranties or a claim under sub-clause 8.14
                                                               ---------------
     shall be treated as a reduction in the consideration for the Shares received by the Seller.

9.   Further Limitation

     The Seller and Fuisz Technologies shall have no liability under this agreement:

     9.1 to the extent that the liability or of the matter giving rise to the claim in question was specifically provided for or specifically taken into account in calculating a general provision or reserve in the Accounts;

     9.2 to the extent any Company is insured against any loss or damage suffered by such Company forming the basis of the claim in question under the terms of any insurance policy of the Company for the time being in force and recovery is made under such insurance (and the Purchaser undertakes to procure that such Company shall promptly make a claim under the terms of any such insurance policy);

     9.3 to the extent that the claim in question arises, or is increased as a result of the passing of, or change in, after the date of this agreement, any law, regulation or rule of any government, governmental department, agency or regulatory body (including any stock exchange) or any judgment delivered after the date of this agreement with retrospective effect;

     9.4 arising as a result of a change after the date of this agreement in the methods which have been used by any Company in valuing assets or liabilities or any other change in the accounting policy or practice (not being a change required to be made so as to conform to generally accepted accounting principles or statements of accounting practice applicable to the relevant Company) or any change to the length of any accounting period or to the accounting reference date of any Company.

10.  Taxation claims

     The Seller and Fuisz Technologies shall have no liability in respect of any claim under sub-clause 8.14 or the Tax Warranties to the extent that:
                 ---------------

     (A) the liability arises in consequence of or by reference to an Event which has occurred since the Accounts Date in the ordinary course of the business of a Company (provided that such Event has been duly reported and recorded under the applicable accounting standards and tax laws), which shall not include:-

         (i)   any distribution;

         (ii) the disposal of any asset (including trading stock) or the supply of any service or business facility of any kind (including a loan of money or the letting, hiring or licensing of any tangible or intangible property) in circumstances where and to the extent that the consideration actually received (if any) for such disposal or supply is less than the consideration deemed to have been received for the purposes of any Tax; or

         (iii) the acquisition of any asset (including trading stock) or the receipt of any service or business facility of any kind in circumstances where the consideration actually given for the acquisition or receipt is more than the consideration deemed to have been given for the purposes of any Tax: or

         (iv) a Company ceasing, or being deemed to cease, to be a member of any group of companies or associated with any other company for the purposes of any Tax; or

         (v) any Event or the earning of any income, profits or gains which results in a Company becoming liable to pay or bear a liability to

               Tax chargeable directly or primarily against or attributable directly or primarily to another person (not being another Company); or

         (vi) any other Event which gives rise to a liability to Tax on deemed (as opposed to actual) income, profits or gains; or

     (B) any payment or reimbursement of the Tax which was the subject of the Claim is made by any person other than the Seller after the date of the Agreement; or

     (C) it arises from the failure or omission by a Company or the Purchaser after Completion to make any claim, election, surrender or disclaimer or give any notice or consent or do any other thing under the provisions of any enactment or regulation relating to Taxation, the making, giving or doing of which was taken into account in computing the provision for Tax in the Accounts;

     (D) such Tax results from the winding up of a Company or the winding up or cessation after Completion of any trade or business carried on by a Company; or

     (E) any loss, relief, allowance, exemption, set-off, deduction, credit or other relief in respect of Tax (a "Relief") which arises as a result solely of an Event occurring or in respect of a period ending before the Accounts Date is available to a Company to set against or otherwise mitigate the liability giving rise to such claim or would have been available but for its utilisation against any other liability for Tax for which no such claim could be made.

11.  Over-Provisions and Reliefs

11.1 If the auditors for the time being of a Company shall certify (at the request and expense of the Seller) that any provision for Tax in the Accounts is an over-provision, then the amount of such over-provision shall be dealt with in accordance with paragraph 11.3 of this Schedule.
                                      --------------

11.2 If the auditors for the time being of a Company shall certify (at the request and expense of the Seller) that:

     (A) any liability to Tax which has resulted in a payment having been made or becoming due from the Seller under this agreement; or

     (B) the circumstances which result in a liability to Tax in respect of which the Seller is liable under this agreement;

     will give rise to a Relief for a Company or the Purchaser which would not otherwise have arisen, then the amount by which a liability to Tax of a Company or the Purchaser is reduced by virtue of that Relief (and the Purchaser shall not prevent or avoid any such reduction arising if no detriment to itself or a Company would thereby result) shall be dealt with in accordance with paragraph 11.3 of this Schedule.
          --------------

11.3 Where it is provided that any amount is to be dealt with in accordance with this paragraph 11.3 of this Schedule:
          --------------

     (A) that amount shall first be set off against any payment then due from the Seller;

     (B) to the extent that there is an excess, a refund shall be made to the Seller of any previous payment or payments made by the Seller under this agreement; and

     (C) to the extent that the excess referred to in this paragraph is not exhausted under sub-paragraph (B), the remainder of that excess shall be carried forward and set off against any future payment or payments which become due from the Seller under this agreement.

12.  Conduct of Claims

12.1 If the Purchaser or a Company becomes aware of any circumstances which do or are likely to give rise to a claim under sub-clause 8.14 or the Tax
                                                 ---------------
     Warranties the Purchaser shall give notice in writing thereof within fourteen days to the Seller.

12.2 If the Seller shall indemnify each Company and the Purchaser to their reasonable satisfaction against any Tax and reasonable costs and expenses which may be incurred, the Purchaser shall and shall procure that each Company shall take such lawful and reasonable action as the Seller shall reasonably and promptly by written notice require to avoid, dispute, resist, appeal, compromise or contest any liability for Tax of a Company which may give rise to such a claim against the Seller;

     PROVIDED THAT the Purchaser shall not be obliged to procure that any Company take any action under this paragraph which involves contesting a liability to Tax before any court or other appellate body (other than the Tax authority demanding the Tax in question) unless the Seller furnishes the Purchaser with the written opinion of an independent Tax adviser of at least ten years' standing and reasonably acceptable to the Purchaser to the effect that the appeal is in all the circumstances reasonable.

13.  Tax Returns

13.1 The Seller or its duly authorised agents shall prepare the Tax returns of each Company for all accounting periods ending on or before the Accounts Date, to the extent that the same shall not have been prepared before Completion.

13.2 The Purchaser shall procure that the returns mentioned in paragraph 13.1
                                                               --------------
     are authorised, signed and submitted to the appropriate Tax authority, so long as those returns are full, true and accurate in all material respects.

13.3 The Purchaser hereby agrees with the Seller that it will not, and will procure that none of the Companies will, without the prior written consent of the Seller, disclaim any relief, allowance or credit claimed by each Company prior to the Accounts Date.

14.  Purchaser's indemnity

     The Purchaser covenants to pay to the Seller (on behalf of Fuisz Holdings and Fuisz Technologies) an amount equal to Fuisz Holdings' and Fuisz Technologies' losses, costs, damages, liabilities and expenses of any nature which are a result of any act, neglect, default or omission in respect of the Exclusive Knoll Supply Agreement, the Knoll Deed of Assignment, the Knoll Pledge or the Knoll Supply Agreement committed by the Purchaser or Murat after Completion.

                                   Schedule 4
                           (Ownership of the Shares)


Name and address of, and numbers of Shares beneficially owned by, each of the Seller, Fuisz Technologies and the Other Sellers

           (1)                                       (2)                                       (3)
        Full name                                Registered                                 Number of
        ---------                                  address                                 Shares owned
                                                 ----------                                ------------
    Fuisz International                     26 Windsor Place                              9,994   Murat Shares
    Limited                                 Dublin 2                                     50,000   Beteiligungs Shares
                                            Ireland                                      50,000   Holding Shares
                                                                                      1,556,780   Istoria Shares

    Fuisz Technologies Ltd.                 14555 Avion at Lakeside                           1   Murat Share
                                            Lakeside
                                            Virginia 25101
                                            USA

    The Other Sellers
        -------------

    Patrick Scrivens                        14555 Avion at Lakeside,                          1   Murat Share
                                            Virginia 25101 USA

    Richard Fuisz                           14555 Avion at Lakeside,                          1   Murat Share
                                            Virginia 25101 USA

    Kenneth McVey                           Old Government House, Anne's                      1   Murat Share
                                            Place, St. Peter Port, Guernsey
                                            GY1 4AZ, Channel Islands

    Paul Kennedy                            14555 Avion at Lakeside,                          1   Murat Share
                                            Virginia 25101 USA

    Stephen Willard                         14555 Avion at Lakeside,                          1   Murat Share
                                            Virginia 25101 USA

     Fiori Emiliano Bronislaw               Via Marco Polo, 12                            1,250   Istoria Shares
                                            Padua
                                            Italy
     Danilo Casadei Massari                                                               2,500   Istoria Shares

                                   Schedule 5
                    (Basic Information about the Companies)

    1.  Name                                    :            Laboratoires Murat SA

    2.  Registered number                       :            B378270441

    3.  Date of incorporation                   :            20th November, 1992

    4.  Place of incorporation                  :            Nanterre, France

    5.  Address of registered office            :            160 rue de Paris, 92100 Boulogne Billancourt

    6.  Class of company                        :            Societe Anonyme

    7.  Issued share capital                    :            FRF 1,000,000 divided into 10,000 shares of
                                                             FRF 100 each

    8.  Shareholder's Loan                      :            US$382,988.10 pursuant to a loan granted by Fuisz Holdings on
                                                             22nd June, 1998
                                                             US$2,117,011.90 pursuant to a line of credit granted by Fuisz
                                                             Holdings on 22nd June, 1998

    9.  Charges                                 :            Pledge dated 12th April, 1994 in favour of Banque Regionale de
                                                             l'Ouest for an amount of FRF 1,353,205

                                                             Pledge dated 11th August, 1995 in favour of Banque Regionale de
                                                             l'Ouest for an amount of FRF 1,200,000

                                                             Pledge dated 15th November, 1996 in favour of Union de Banques a
                                                             Paris for an amount of FRF 720,000

    10. Directors:
        Full name                               Business address                     Nationality
        ---------                               ----------------                     -----------

        F. Paul Kennedy (Chairman)              14555 Avion at Lakeside              British
                                                Virginia 25101, USA

        Kenneth W. McVey                        Old Government House, Anne's         British
                                                Place, St. Peter Port, Guernsey
                                                GY1 4AZ, Channel Islands

                                                                       C>
        Richard Carl Fuisz                  14555 Avion at Lakeside    American
                                            Virginia 25101, USA

        Patrick Dennis Scrivens             14555 Avion at Lakeside    American
                                            Virginia 25101, USA

   11.  Accounting reference date           :   31st December

   12.  Auditors                            :   PricewaterhouseCoopers
                                                Gilles Guffet (substitute auditors)

   13.  Tax residence                       :   France

   14.  Business activities                 :   Distribution of pharmaceutical and medical products

   1.   Name                                    :  Fuisz Pharma GmbH & Co. KG

   2,   Registered number                       :  HRA 902

   3.   Date of incorporation                   :  12th December, 1997

   4.   Place of incorporation                  :  Germany

   5.   Address of registered office            :  Schillerstrasse 8, 88471 Laupheim, Germany

   6.   Class of company                        :  GmbH & Co. KG (limited partnership)

   7.   Authorised share capital                :  DM 100,000

   8.   Issued share capital                    :  DM 100,000

   9.   Managing Directors
        of Beteiligungs:
        Full name                               Usual residential address                     Nationality
        ---------                               -------------------------                     -----------

        Andreas Sander                          Schillerstrasse 8,88471                       German
                                                Laupheim, Germany

        Stephen H. Willard                      14555 Avion at Lakeside,                      American
                                                Virginia 25101, USA

        F. Paul Kennedy                         14555 Avion at Lakeside,                      British
                                                Virginia 25101, USA

  10.   Accounting reference date               :  31st December

  11.   Auditors                                :  PricewaterhouseCoopers

  12.   Tax residence                           :  Germany

  13.   Business activities                     :  Distribution of pharmaceutical and medical
                                                   products

- ----------------------------------

/./ Mr Kennedy has resigned, but his resignation has not been notified to the Commercial Register.

    1.  Name                                    :  Fuisz Technologies Holding GmbH

    2.  Registered number                       :  HRB 1352

    3.  Date of incorporation                   :  22nd January, 1998

    4.  Place of incorporation                  :  Germany

    5.  Address of registered office            :  Schillerstrasse 8, 88471 Laupheim, Germany

    6.  Class of company                        :  GmbH

    7.  Authorised share capital                :  DM 50,000

    8.  Issued share capital                    :  DM 50,000

    9.  Shareholder's Loan                      :  US$14,403,252 pursuant to an 8% unsecured loan granted for a period of 10 years granted on 12th February, 1998

  10.   Managing Directors:
        Full name                               Business address                        Nationality
        ---------                               ----------------                        -----------

        Stephen H. Willard                      14555 Avion at Lakeside,                American
                                                Virginia 25101, USA

        F. Paul Kennedy                         14555 Avion at Lakeside,                British
                                                Virginia 25101, USA

  11.   Accounting reference date               :  31st December

  12.   Auditors                                :  PricewaterhouseCoopers

  13.   Tax residence                           :  Germany

  14.   Business activities                     :  Holding of shares in a pharmaceutical company

- -------------------------------
/./ Mr Kennedy has resigned, but his resignation has not been notified to the Commercial Register.

    1.  Name                                    :  Fuisz Pharma Beteiligungs GmbH

    2.  Registered number                       :  HRB 1350

    3.  Date of incorporation                   :  22nd January, 1998

    4.  Place of incorporation                  :  Germany

    5.  Address of registered office            :  Schillerstrasse 8, 88471 Laupheim, Germany

    6.  Class of company                        :  GmbH

    7.  Authorised share capital                :  DM 50,000

    8.  Issued share capital                    :  DM 50,000

   9.   Managing Directors:
        Full name                               Business address                         Nationality
        ---------                               ----------------                         -----------

        Stephen H. Willard                      14555 Avion at Lakeside Virginia         American
                                                25101 USA

        F. Paul Kennedy/./                      14555 Avion at Lakeside Virginia         British
                                                25101 USA

        Andreas Sander                          Schillerstrasse 8,88471                  Germany
                                                Laupheim, Germany

  10.   Accounting reference date               :  31st December

  11.   Auditors                                :  PricewaterhouseCoopers

  12.   Tax residence                           :  Germany

  13.   Business activities                     :  Holding of shares in a pharmaceutical company

- -----------------------------

/./ Mr Kennedy has resigned, but his resignation has not been notified to the Commercial Register.

    1.  Name                                    :          Istoria Farmaceutici SpA

    2.  Registered number                       :          42351

    3.  Date of incorporation                   :          25th May, 1993

    4.  Place of incorporation                  :          Padua, Italy

    5.  Address of registered office            :          No 3/A Riviera Francia, Padua, Italy

    6.  Class of company                        :          SpA

    7.  Authorised share capital                :          Lit 1,560,530,000 divided into 1,560,530 shares of Lit 1,000 each

    8.  Issued share capital                    :          Lit 1,560,530,000 divided into 1,560,530 shares of Lit 1,000 each
    9.  Directors:
        Full name                               Business address                         Nationality
        ---------                               ----------------                         -----------

        Richard Carl Fuisz                      14555 Avion at Lakeside                  American
        (Chairman)                              Virginia 25101 USA

        Patrick Dennis Scrivens                 14555 Avion at Lakeside                  American
                                                Virginia 25101 USA

        Stephen H. Willard                      14555 Avion at Lakeside                  American
                                                Virginia 25101 USA

   10.   Accounting reference date               :  31st December

   11.   Statutory Auditors                      :  Elio Rigato (Chairman)
                                                    Luigi Beghetto
                                                    Alberto Franchi
                                                    Paolo Morandin (Deputy)
                                                    Antonio Orzani (Deputy)

   12.   Tax residence                           :   Italy

   13.   Business activities                     :   Distribution of pharmaceutical products

                                   Schedule 6

                                  (Properties)

1.   Murat

     Lease agreement between SCI Paris-Boulogne and Murat dated 10th June 1994

Nature of Lease:                      Commercial lease

Parties:                              1.  SCI Paris-Boulogne (lessor); and

                                      2.  Murat (lessee)

Date of contract:                     10th June 1994

Date of                               1st July, 1994
commencement of contract:

Address and                           1st floor of a building located 160 rue de Paris, 92100 Boulogne
description of                        (approximately 127 square metres)
premises:

Duration:                             9 years (i.e. until 30th June 2003)

Early Termination:                    1.  By the lessee at the expiry of each
                                          three-year period subject to giving 6
                                          months' prior notice to the lessor.

                                      2.  By the lessor in case of non payment
                                          of the rent or non performance of the
                                          lease provisions by the lessee, one
                                          month after formal reminder has been
                                          given by the lessor to the lessee.

Annual rent:                          FRF 250,000 (VAT and charges exclusive)

Payment dates:                        The annual rent shall be quarterly paid in
                                      advance

Rate review:                          The rate will be reviewed each 1st July
                                      based on the national construction cost
                                      index.

Deposit given:                        FRF 62,500

Authorised Use:                       Offices


Charges and                           FRF 7,500 per quarter
maintenance costs:

Gross repairs:                        Usual terms, no specific requirements

Insurance:                            Borne by the lessee

Taxes: All taxes relating to the premises and to the lessee's activities, including the land tax shall be borne by the lessee.

Assignability/change                  The agreement may not be assigned other
                                      than to the lessee's purchaser of its on
of control:                           going business subject to the lessor being
                                      a party to the transfer of business
                                      agreement and to the lessee remaining
                                      jointly responsible for the payment of the
                                      rent. No change of control clause.

Sub-lease:                            The sub-lease of the totality of the
                                      premises if forbidden. However the lessee
                                      is entitled to sublease part of the
                                      premises to any other company subject to
                                      the fact that at the termination date, the
                                      totality of the premises shall be given
                                      back, i.e. the sub-lessee will not have
                                      any right to behave in the premises.

Governing                             This lease is governed by the French
law/jurisdiction                      decree n/o /53-60 dated 30th September,
                                      1953

Supplemental agreement dated 30th June, 1996 to the lease dated 10th June 1994 between SCI Paris-Boulogne and Murat.

According to this supplemental agreement, the lessee expressly waives its right to terminate the lease until the end of the 1st three year period ending 31st June, 2000.

In compensation of this waiving and as from 1st July, 1996, the amount of the annual rent will be of FRF 190,000.

Other provisions of the lease dated 10th June, 1994 remain unchanged.

2.   Pharma

     (1)  Office Lease Laupheim

          This lease is based on the Administration and Distribution Agreement between Pharma and Dr. Rentschler Arzneimittel GmbH & Co.

     Nature of Lease:                 Commercial lease

     Parties:                         Dr. Rentschler Arzneimittel GmbH & Co. as lessor

                                      Pharma as lessee

     Date of contract:                February 12, 1998

     Date of                          March 12, 1998
     commencement
     of contract:

     Address and                      Schillerstrasse 8, 88471 Laupheim, Germany
     description of
     premises:

     Duration:                        Initial term of 18 months; renewal option for a further term of six months exercised by Pharma

     Early Termination:               extraordinary termination rights for both parties in specific cases

     Annual rent:                     3% plus VAT on gross sales; consideration also covers other services under the Administration and Distribution Agreement.

     Payment dates:                   Monthly following invoice

     Rate review:                     Not applicable

     Authorised Use:                  All business purposes of Pharma

     Charges and                      Not applicable
     maintenance costs:

     Gross repairs:                   Borne by lessor unless damaged by lessee

     Insurance:                       Not provided for

     Taxes:                           Not provided for

     Assignability/Change             Not provided for
     of control:

     Sub-lease:                       Not provided for

     Governing                        German Civil Code (BGB); German Code of Civil Procedure (ZPO).
     law/Jurisdiction

     (2)  Office Lease Cologne

     Pursuant to oral information provided by Mr. Sander, an office of approximately 10 sqm was rented by Pharma in Wredestrasse 15-19, 50672 Cologne for October 1999 at a rent of DM 900,-- plus VAT from Online Office as lessor. Pharma has a renewal option for a further month which Mr. Sander considers to exercise.

3.   Istoria

     Sublease agreement dated 24th August, 1994 between Villa Miari De Cumani
     S.r.l. and Istoria.

Nature of Sub-lease:                  Commercial sub-lease

Parties:                              1.  Villa Miari De Cumani S.r.l. ("lessor")
                                      2.  Istoria ("lessee")

Date of contract:                     24th August, 1994

Date of                               1st October, 1994
commencement
of contract:

Address and                           3/A Riviera Francia, Padua, Italy
description of
premises:

Duration:                             Six years (may be extended to 31st December, 2004)

Early Termination of                  The lessor may terminate for non-payment of the rent
the Sub-lease:

Annual rent:                          Lit 120,000,000 (VAT exclusive)

Payment dates:                        Quarterly (on the fifth day of each Quarter)

Rate review:                          Annually, on the basis of 75% of the variations of the ISTAT index for the previous year

Authorised Use:                       Office space and warehouses

Rights of first                       The lessor has granted a right of first refusal to acquire the
refusal:                              Property

Governing law/                        Italian law
jurisdiction:

                                  Schedule 7
                            (Intellectual Property)

                                    Part A


1.  Patents

A. The patents which Pharma owns are set forth on Annex 7A-1-1. Dr. Rentschler GmbH & Co. Medizin KG is the former name of Pharma.

B.  The patent which Istoria owns is set forth on Annex 7A-1-2.

2.  Registered Trade and Service Marks

A. The trademarks which are owned by Murat are set forth on Annex 7A3-1. In addition to such trademarks, Murat uses the trademarks CEBUTID and CEBUTIN, which are owned by Fuisz Technologies. There is no written licence agreement between Murat and Fuisz Technologies for the use of the trademarks CEBUTID and CEBUTIN. Information regarding those trademarks is set forth in Annex 7A3-I(A).

B.  The trademarks which are owned by Pharma are set forth on Annex 7A3-2.

C. The trademarks which are owned by Istoria are set forth on Annex 7A3-3. In addition, Istoria has purchased the right to use certain trademarks in Italy in connection with its purchase of certain products. Those trademarks are set forth on Annex 7A3-3(A).


                                    Part B

3.  Unregistered Trade and Service Marks

The logo on the Murat letterhead, a copy of which is set forth on Annex 7-7, is not registered as a trademark.

                                    Part C

4.  Licences and User Agreements

A. Details regarding license agreements to which Pharma is a party are set forth on Annex 7C-1.

B. Details regarding license agreements to which Istoria is a party are set forth on Annex 7C-2.


                                    Part D

5.  Information Technology

A. Details regarding the Information Technology owned or used by Murat are set forth on Annex 7D-1.

B. Details regarding the Information Technology owned or used by Pharma are set forth on Annex 7D-2.

C. Details regarding the Information Technology owned or used by Istoria is set forth on Annex 7D-3.

                                  Schedule 8

            (Conduct of Istoria Business before Italian Completion)

Except in accordance with clause 6 (Conduct of Istoria Business), the Seller and
                          --------
Fuisz Technologies will not:

(A)  Istoria Business

     (i) Dispose of or agree to dispose of, or grant or agree to grant any option in respect of, any material part of the assets of the Istoria Business or any interest in them except in the ordinary and unusual course of business on normal arm's length terms.

     (ii) Dispose of or agree to dispose of any assets of the Istoria Business having a book value in excess, individually, of US$2,000 or collectively US$10,000 or any interest in those assets of the Istoria Business.

     (iii) Discontinue or cease to operate all or a material part of the Istoria Business.

     (iv) Do, or allow to be done, any act or thing which may immediately in the future, adversely affect the goodwill of the Istoria Business.

(B)  Contracts

     Enter into any contract (which includes, amongst other things, any agreement, arrangement or commitment) relating to or affecting a material part of the Istoria Business or any materially unusual or abnormal or onerous contract or any contract the term of which will extend more than 12 months beyond the Completion Date or vary materially the terms of any of the Contracts.

(C)  Capital expenditure

     Make any capital commitment including, for this purpose, the acquisition of any capital asset under a finance lease.

(D)  Encumbrances

     Create, grant or issue, or agree to create, grant or issue, any mortgages, charges (other than liens arising by operation of law), debentures or other securities over any of the assets of the Istoria Business.

(E)  Insurances

     Fail to take any action required to maintain any of its insurances relating to the Istoria Business or its assets in force or knowingly do anything to make any such policy of insurance void or voidable.

(F)  Employees

     (i) Take any steps to terminate the contract of employment of any employee, consultant or agent before Italian Completion nor give or make or permit to be given or made to any employee, consultant or agent any notice, communication, statement or representation which concerns the sale and purchase of the Istoria Business or which may concern or affect his employment after Italian Completion.

     (ii) Engage any person to make any material variation to the terms and conditions of employment of the employees or contracts of service of any consultant or agent or any of them other than salary increases in the ordinary course and at normal market rates.

(G)  Intellectual Property

     Enter into any licence, sub-licence, assignment or other agreement in respect of or affecting any of the Intellectual Property of Istoria.

(H)  Properties

     (i) Enter into any agreement, tenancy or licence in respect of or affecting any of the Properties owned or used by Istoria.

     (ii) Dispose of or agree to dispose of, or grant or agree to grant any option in respect of, any Property owned or used by Istoria or any interest therein.

     (iii) Grant or agree to grant any rights over or create any restriction, covenant or encumbrance affecting any Property owned or used by Istoria.

(I)  Miscellaneous

     (i) Declare, authorise, make or pay a dividend (in cash or in specie) or other distribution of a similar nature.

     (ii) Create, allot, issue or grant any option over or other right to subscribe or purchase any Istoria Share.

     (iii) Borrow any money or incur any other indebtedness or agree to do so (other than pursuant to its existing overdraft or receivables facilities, subject to the limits of such facilities as at the Completion Date) or grant or make any loan to any third party or agree to do so.

IN WITNESS WHEREOF, this agreement was executed by the parties applying their hand hereto on the date first mentioned on page 1 above:


Signed by                      )
for and on behalf of           )
FUISZ INTERNATIONAL LIMITED    )      ------------------------------




Signed by                      )
for and on behalf of           )
FUISZ TECHNOLOGIES LTD.        )      ------------------------------




Signed by                      )
for and on behalf of           )
SHIRE HOLDINGS EUROPE          )
LIMITED                        )      ------------------------------